As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-233504

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IBIO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-2797813

(State of Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737
(Address of Principal Executive Offices, including Zip Code)

Robert B. Kay
Chief Executive Officer
600 Madison Avenue, Suite 1601 New York, NY 10022-1737
(302) 355-0650
(Name, Address and Telephone Number of Agent for Service)

with copies to:

Andrew Abramowitz, Esq. Andrew Abramowitz, PLLC 565 Fifth Avenue 9th Floor New York, New York 10017 (212) 972-8883 (fax)	David E. Danovitch, Esq. Sullivan & Worcester LLP 1633 Broadway 32nd Floor New York, New York 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee (2)

Common Stock, par value $0.001 per share (3)	$2,300,000
Series C Convertible Preferred Stock, par value $0.001 per share (3)	$9,200,000	$
Common Stock issuable upon conversion of the Series C Convertible Preferred Stock (3)
Series A Common Stock Purchase Warrants (3)	$12,650,000
Shares of Common Stock, par value $0.001 per share, underlying Series A Common Stock Purchase Warrants (3)
Series B Common Stock Purchase Warrants	$12,650,000
Shares of Common Stock, par value $0.001 per share, underlying Series B Common Stock Purchase Warrants
Total	$36,800,000		$4,776.64	(4)

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares subject to the underwriter’s over-allotment option to purchase additional shares of common stock and/or warrants.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	$3,636.00 of the registration fee previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2019

PRELIMINARY PROSPECTUS

4,423,077 Shares of Common Stock

9,200 Shares of Series C Preferred Stock

22,115,385 Series A Warrants to Purchase Common Stock

22,115,385 Series B Warrants to Purchase Common Stock

We are offering up to 4,423,077 of shares (the “Shares”) of common stock, $0.001 par value, of iBio, Inc., a Delaware corporation (the “Company”) in a firm commitment underwritten public offering. Our common stock is traded on the exchange market of NYSE American LLC (the “NYSE American”) under the symbol “IBIO.”

We are also offering 9,200 shares of our newly designated Series C Convertible Preferred Stock, $0.001 par value (the “Series C Preferred Stock”), which such offered shares of Series C Preferred Stock we refer to in this prospectus as “Series C Preferred Shares”, which will have a stated value of $1,000 and will be convertible into shares of our common stock at the public offering price of the Shares in this offering at the option of the holder, provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 4.99% of the total number of shares of our common stock issued and outstanding at the time of conversion. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% (the “Series C Maximum Conversion Limit”), provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The Series C Preferred Shares do not generally have any voting rights unless and until converted into shares of common stock.

We are also offering warrants to purchase shares of our common stock, $0.001 par value. Each Share of common stock is being sold together with two warrants, one Series A Warrant with an expiry date on the second anniversary following the original issuance date, to purchase one share of common stock (the “Two Year Warrants”) and a Series B Warrant with an expiry date on the seventh anniversary of the original issuance date, to purchase one share of common stock (the “Seven Year Warrants”). In addition, each Series C Preferred Share is being sold together with a Two Year Warrant to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share and Seven Year Warrants to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share. The Two Year Warrants and Seven Year Warrants may be referred to in this prospectus as “Warrants” and the Shares of common stock, Series C Preferred Shares and Warrants may be referred to collectively as “Securities.” The Shares of common stock and accompanying Warrants and the Series C Preferred Shares and accompanying Warrants will be issued separately.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Series C Preferred Shares and Warrants are sold in this offering and whether and to what extent holders of such Series C Preferred Shares or holders of Warrants convert their shares, or exercise their Warrants, into common stock.

On October 8, 2019, the last reported sale price of our common stock, as reported on the NYSE American, was $0.52 per share. The actual offering price per Share and per Series C Preferred Share in this offering will be as determined between us and A.G.P./Alliance Global Partners (the “Underwriter”) at the time of pricing, and may be at a discount to the current market price of our common stock.

Assuming an offering price of $0.52 per Share, the Series C Preferred Shares will be convertible into an aggregate total of 17,692,308 shares of common stock.

There is no established trading market for the Series C Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Series C Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the Series C Preferred Shares will be limited.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrants	Per Series C Preferred Share and Accompanying Warrants		No Exercise of Over- allotment option Total	Full Exercise of Over- allotment option Total
Public Offering Price	$		$1,000	$	$
Underwriting discounts and commissions paid(1)
Underwriter discounts and commissions paid (pre-existing relationship investors)(2)
Proceeds to us, before expenses	$	$		$	$

(1)	The Underwriter will receive a discount of 7% to the public offering price with respect to any Shares or Series C Preferred Shares purchased in this offering by investors, other than certain investors who have a pre-existing relationship with us. See “Underwriting” for a discussion of the compensation payable to the Underwriter

(2)	The Underwriter will receive a discount of 3.5% to the public offering price with respect to any Shares or Series C Preferred Shares purchased in this offering by certain investors who have a pre-existing relationship with us.

We have granted a forty-five (45)-day option to the Underwriter to purchase additional Shares and/or Warrants, in an amount of up to 15% of the Shares and common stock issuable upon conversion of the Series C Preferred Shares sold in the offering solely to cover over-allotments, if any. If the Underwriter exercises the over-allotment option in full, the total underwriting discounts and commissions payable by us will be $768,250  and the total proceeds to us, before expenses, will be $12,465,750, assuming an offering price of $0.52 per Share (the last reported sales price of our common stock on the NYSE American on October 8, 2019) and $1,000 per Series C Preferred Share.

The Underwriter expects to deliver the Securities to purchasers against payment therefor on or before            , 2019.

Sole Book-Running Manager

A.G.P.

The date of this prospectus is           , 2019.

We and the Underwriter have not authorized anyone to provide you any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Underwriter are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not and the Underwriter has not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

SUMMARY PROSPECTUS

This summary highlights certain information about us, this offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock and/or warrants. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information in the prospectus, including “Risk Factors” and the financial statements and related notes. Unless we specify otherwise, all references in this prospectus to “iBio,” “we,” “our,” “us” and “our company” refer to iBio Inc.

Our Company

iBio is a full-service plant-based expression biologics CDMO equipped to deliver pre-clinical development through regulatory approval, commercial product launch and on-going commercial phase requirements. iBio’s FastPharmingTM expression system, iBio’s proprietary approach to plant-made pharmaceutical (PMP) production, can produce a range of recombinant products including monoclonal antibodies, antigens for subunit vaccine design, lysosomal enzymes, virus-like particles (VLP), blood factors and cytokines, scaffolds, maturogens and materials for 3D bio-printing and bio-fabrication, biopharmaceutical intermediates and others, as well as create and produce proprietary derivatives of pre-existing products with improved properties. We utilize our proprietary technologies and production facilities to provide product development and manufacturing services to clients, collaborators and third-party customers as well as developing our own product candidates.

iBio’s FastPharming™ platform includes transient transfection of plants and use of transgenic plants for biologics development and manufacturing, as well as glycan engineering tools, and offers many benefits over the limitations of other expression systems, including:

•	Fast FastPharmingTM may shorten timelines to the clinic and move a program from gene sequence to protein production in weeks versus months

•	Economical No expensive, labor-intensive, and costly mammalian cell line development

•	Quality Production of consistent therapeutics to standards that are well accepted by global regulatory bodies

•	Scalable Fewer time-consuming scale-up challenges

•	Safe Inherently enhanced product safety profile

Þ	No animal products or animal-derived components are used at any point in FastPharmingTM

Þ	No inherent adventitious agents and no competency for agent replication

•	Customized N-glycosylation FastPharmingTM allows for N-glycosylation customization of products. Glycan engineering in plants affords greater control and may deliver increased product potency and quality

Our assets and capabilities include proprietary and transformative methods for the development, improvement, and production of biologics using hydroponically grown, transiently-transfected green plants. We harness the natural protein production capability plants use to sustain their own growth, and direct it, instead, to produce proteins for a range of applications. We and our collaborators have used our technologies successfully with a diverse range of product candidates including products against fibrotic diseases, vaccines, enzyme replacements, monoclonal antibodies, and recombinant versions of marketed products that are currently derived from human blood plasma. Our technologies have also been used to advance the development of certain products that have been commercially infeasible to develop with conventional technologies such as Chinese hamster ovary cell systems and microbial fermentation methods. We have also used our technologies to create and produce experimental, proprietary derivatives of pre-existing products with improved properties.

iBio CDMO services consist of the following core offerings:

Process Development	FastPharmingTM optimizes gene-expression, glycosylation, and purification parameters to deliver a robust process for an active pharmaceutical ingredient (API). iBio’s process development team is integrated with its manufacturing team to optimize processes and technology transfer.

cGMP Manufacturing	The FastPharmingTM system works at large-scale to easily and reliably deliver biologics in clinical trial or commercial quantities. iBio’s cGMP manufacturing facility was designed to provide highly flexible production schemes.

Aseptic Fill / Finish	iBio offers sterile aseptic fill/finish as part of its core process development and cGMP manufacturing services, as well as a stand-alone service for biopharmaceutical/CDMO bulk API manufacturers. In-line labelling allows serialization of vials and bottles for greater quality assurance of monoclonal antibodies, viral vectors, and other biologics.

Bio-Analytics	iBio’s analytical team provides method development and validation as part of its core process development and cGMP manufacturing services, while also performing these services on an ad hoc basis. An experienced analytical staff provides method development and validation support with expertise in protein characterization using mass spectrometry.

Quality & Regulatory	iBio and its selected contractors provide support through the entire drug development cycle, including e-publishing of FDA filings. Quality systems have been carefully constructed to meet cGMP requirements, and iBio can provide regulatory guidance (FDA, EMA and other regulatory bodies) given the team’s experience with therapeutic development.

Factory Solutions	iBio facilitates insourcing by designing and consulting on the building of a client’s own environmentally sustainable FastPharmingTM facility. iBio offers extensive training and complete transfer of process design and quality management systems under appropriate licensing agreements, allowing clients to quickly move into production upon the completion of their facility.

We expect to provide goods and services and participate in collaborative development programs with a diverse group of clients and collaborators to enable us to achieve positive cash flow from operations sufficient for use in developing our own product candidates and enabling us to participate in the success of selected products developed jointly with collaborators.

CDMO Facility

iBio CDMO LLC’s (“iBio CDMO”) operations take place in Bryan, Texas in a facility controlled by an affiliate of Eastern Capital Limited (“Eastern”), a stockholder of the Company, (referred to as the “Sublandlord” of the “Second Eastern Affiliate”) as sublandlord. The facility is a Class A life sciences building located on land owned by the Texas A&M system designed and equipped for plant-made manufacture of biopharmaceuticals. The Sublandlord granted our subsidiary, iBio CDMO LLC (“iBio CDMO”), a 34-year lease for the facility. Commercial activities commenced in January 2016 with the large majority of efforts directed towards recommissioning the facility to help meet cGMP manufacturing standards and provisions for iBio’s core service offerings. The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as “in process inventory” and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year. The facility capacity can be doubled by adding additional plant growth equipment in a space already available for that purpose

Product Candidate Pipeline

Another component of iBio’s strategy consists of potentially sharing in the successful development, advancement and commercialization of selected product candidates by our collaborators and licensees as well as advancing our own product candidates. We expect to accomplish this objective through both investments we make to acquire or develop our own proprietary product candidates and also by participating with select customers and collaborators in the value created through the development, with our technologies, and manufacture of their product candidates.  On an ongoing basis, we evaluate potential product candidate opportunities to which iBio technologies can add further value.

With respect to the development and commercialization of our own product candidates, our current pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including systemic scleroderma and idiopathic pulmonary fibrosis. IBIO-CFB03, based on exclusively in-licensed university patents and newer patent applications filed by iBio, is our lead therapeutic candidate being advanced for Investigational New Drug (“IND”) development.

Our research and development activities are directed and led by our President and by our Chief Scientific Officer and are either performed internally by iBio CDMO or outsourced to a third party. Our research and development work allows us to develop our product candidates, promote both the value of such product candidates and our technologies for licensing and product development purposes and uncover and pursue other strategic opportunities.

Our Business

FastPharmingTM

FastPharmingTM, iBio’s proprietary approach to plant-made pharmaceutical (PMP) production, includes transgenic plants, a transient expression system, and other technologies that can handle many of the complex and novel candidates emerging from clients’ and potential clients’ pipelines, resulting in higher overall product yields and increased downstream unit operation productivity, and the development of target product profiles with customized N-glycosylation.

Our Technologies – iBio Process Technologies, iBio Product Technologies

iBio owns technology developed pursuant to agreements with Fraunhofer as discussed in the Business section below. iBio has now developed or acquired independent proprietary technologies to achieve specific product objectives. In addition to development work by iBio CDMO, iBio has engaged contractors other than Fraunhofer, including Novici, to develop proprietary technologies and manufacturing processes that the Company is protecting both through patent applications and as trade secrets.

Application of iBio Technologies – Target Markets and Product Candidates

Target Markets and Commercialization Activities

We are actively engaged in efforts to commercialize our technologies and services. Our plan is to enter important markets through license and development agreements, commercial collaborations, and manufacturing contracts. Our current marketing efforts focus on those decision makers whom we expect will be attracted to the cost and efficiency advantages that may be obtained through use of our technologies and services. We believe that the advantages of our technologies and the efficiency and capabilities of our CDMO operations will enable us to compete effectively against the providers of other manufacturing systems that may be slower, more capital intensive and costlier to operate. We anticipate realizing revenues in connection with our development and manufacturing services, with licenses we may grant and technology transfer services we may provide.

Product Candidates

Therapeutic Protein Product Candidates

Many classes of therapeutic proteins can be successfully produced using our proprietary technologies. They range from large and complex monoclonal antibodies to smaller proteins such as interferons, growth factors, and enzymes.

IBIO-CFB03, a Proprietary Product for Treatment of Fibrosis

iBio has exclusively licensed and is developing, with its technology, an innovative new product we have designated “IBIO-CFB03” for treatment of systemic sclerosis (SSC) and idiopathic pulmonary fibrosis (IPF), both fatal and incurable diseases. The total number of people affected by systemic sclerosis and IPF, while large in comparison to many biotechnology target markets, is small enough for iBio’s drug to qualify for the regulatory and financial benefits available under U.S. and European Orphan Drug incentives.

Other Therapeutic Proteins

iBio evaluates addition product candidates from both universities and other companies as potential additions to its portfolio of proprietary product opportunities. In some cases, like with iBIO-CFB03, iBio will take a lead role in development. In other cases, iBio will, on a selective basis, provide the advantages of its technologies and facilities capabilities to third-party product developers in exchange for a minority interest in the product.

Vaccine Candidates

We and our collaborators have used our proprietary technologies to successfully express and demonstrate the feasibility of production of a broad array of vaccine candidates. We are currently developing for third parties, and evaluating the feasibility of developing, a number of vaccine candidates. However, vaccine products are not a category in which iBio expects to make significant financial investments. Rather, iBio expects its financial participation in novel vaccines to be through development agreements, manufacturing contracts, and royalties based on product or process patent licenses.

Biodefense Countermeasures

Our technologies have advantages that we believe are particularly well suited for the biodefense market. Speed of production and capability to produce both vaccines and therapeutic proteins and the potential to improve performance of vaccines through the application of iBio technologies are key features of biologics manufacturing systems that may be sought by governments and state corporations seeking to establish autonomous capabilities to protect their populations from bioterrorism threats.

Strategic Alliances and Collaborations

A significant component of our business plan is to enter into strategic alliances and collaborations with for-profit entities, governments, foundations, and others as appropriate to gain access to funding, capabilities, technical resources and intellectual property to further our development efforts, commercialize our technology and to generate revenues, including through the development and manufacture of products at iBio’s CDMO facility.

Intellectual Property

We exclusively own the right to use intellectual property acquired by or developed at Fraunhofer for human health and certain veterinary and diagnostic applications. We also own intellectual property developed or acquired independently of Fraunhofer. In addition, we have an exclusive worldwide license agreement with the University of Pittsburgh covering U.S. and foreign patents and patent applications and related intellectual property owned by the University of Pittsburgh pertinent to the use of endostatin peptides for the treatment of fibrosis. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and products and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the U.S. and foreign jurisdictions to cover certain aspects of our technology.

We currently own some 26 U.S. patents and 68 international patents. We have an exclusive license to five U.S. patents and one application. Additionally, we have one international patent application allowed, as well as three U.S. and 15 international applications pending. International patents and applications include numerous foreign countries including Australia, Brazil, Canada, China, Hong Kong, India, Korea, Russia and several countries in Europe. We continue to prepare patent applications relating to our expanding technology in the U.S. and abroad.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we or our collaborators may develop based on the use of our technologies.

Government Regulation and Product Approval

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development, manufacturing and marketing of pharmaceutical drugs and vaccines. All of the vaccine and therapeutic products developed from our technologies will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs and vaccines are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the Food and Drug Administration (“FDA”) and regulatory authorities in other countries. In the U.S., various federal, and, in some cases, state statutes and regulations, also govern or impact the manufacturing, safety, labeling, storage, record-keeping and marketing of vaccines and pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations requires the expenditure of substantial resources. Regulatory approval, if and when obtained for any of our product candidates, may be limited in scope, which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved vaccines and drugs are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use, or in their withdrawal from the market.

 Employees

As of October 8, 2019, we had five employees in iBio and forty-nine employees in iBio CDMO. Our employees are not represented by any union and are not the subject of a collective bargaining agreement. We consider our relations with our employees to be good and believe this staffing level will be sufficient to meet our needs.

Our Corporate Information

We are a Delaware corporation. Our principal executive/administrative offices are located at 600 Madison Avenue, Suite 1601, New York, NY 10022, and our telephone number is (302) 355-0650. Our website address is http://www.ibioinc.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus. Our common stock is traded on NYSE American under the symbol “IBIO.”

The Offering

Issuer	iBio, Inc.

Shares of common stock offered by us	4,423,077 Shares

Series C Preferred Shares offered by us

9,200 Series C Preferred Shares are being offered to the purchasers, at their option.  The Series C Preferred Shares have a stated value of $1,000. The Series C Preferred Shares will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder, at a conversion price equal to the public offering price of the Shares, provided that as a result of such conversion, the holder, together with its affiliates, would not own more than 4.99% of the total number of shares of our common stock issued and outstanding at the time of conversion. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.  The Series C Preferred Shares generally do not have any voting rights but are convertible into shares of common stock.  See “Description of Securities — Preferred Stock —Series C Convertible Preferred Stock” for a discussion of the terms of the Series C Preferred Shares.

Warrants offered by us	Each Series A Warrant and each Series B Warrant represents the right to purchase one (1) share of common stock. The Series A Warrants (sometimes referred to in this prospectus as the “Two Year Warrants”) will expire on the second anniversary of the date of issuance. The Series B Warrants (sometimes referred to in this prospectus as the “Seven Year Warrants,” and, together with the Two Year Warrants, as “Warrants”) will expire on the seventh anniversary of the date of issuance. All of the Warrants will be exercisable immediately upon issuance at an exercise price of $ per share.

Common stock outstanding prior to this offering (as of October 8, 2019)	24,152,455

Common stock to be outstanding after this offering	28,575,532 shares (or 31,892,840 shares if the Underwriter exercises its option to purchase additional shares in full), excludes shares of common stock that may be issued upon conversion of shares of the Company’s preferred stock, including the Series C Preferred Stock offered in this offering as well as the common stock that may be issued upon exercise of the Warrants purchased in this offering.

Option to purchase additional securities

We have granted the Underwriter a 45-day over-allotment option, solely to cover over-allotments, if any, to purchase additional shares of our common stock and/or Two Year Warrants and/or Seven Year Warrants at the public offering price less estimated underwriting discounts and commissions in an amount of up to 15% of the Shares and common stock issuable upon conversion of the Series C Preferred Shares sold in the offering.

Use of proceeds

We estimate the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $10.7 million ($12.3 million if the Underwriter’s over-allotment option to purchase additional shares and/or warrants is exercised in full), assuming a public offering price of $0.52 per share, the last reported sale price of our common stock on the NYSE American on October 8, 2019. The actual offering price per share will be as determined between us and the Underwriter at the time of pricing, and may be at a discount to the current market price. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See the section entitled “Use of Proceeds” beginning on page 29 of this prospectus.

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

NYSE American Market Symbol	“IBIO.”

RISK FACTORS

Our business faces many risks. Past experience may not be indicative of future performance, and as noted elsewhere in this prospectus, we have included forward-looking statements about our business, plans and prospects that are subject to change. In addition to the other risks or uncertainties contained in this prospectus, the risks described below may affect our operating results, financial condition and cash flows. If any of these risks occur, either alone or in combination with other factors, our business, financial condition or operating results could be adversely affected and the trading price of our common stock may decline. Moreover, readers should note this is not an exhaustive list of the risks we face; some risks are unknown or not quantifiable, and other risks that we currently perceive as immaterial may ultimately prove more significant than expected. Statements about plans, predictions or expectations should not be construed to be assurances of performance or promises to take a given course of action.

Risks Related to Our Financial Position and Need for Additional Capital

Based on our lack of sufficient revenue since inception and recurring losses from operations, our independent registered public accounting firm have included an explanatory paragraph in their opinion as to the substantial doubt about our ability to continue as a going concern.

Since our spin-off from Integrated BioPharma, Inc. (“Integrated BioPharma”) in August 2008, we have incurred significant losses and negative cash flows from operations. As of June 30, 2019, the Company’s accumulated deficit was $105.8 million. For the year ended June 30, 2019, the Company’s net loss was approximately $17.6 million and it had cash used in operating activities of $14.0 million. As of June 30, 2019, cash on hand totaled approximately $4.4 million which is expected to support the Company’s activities at least through September 30, 2019.

The Company has historically financed its activities through the sale of common stock and warrants. Through June 30, 2019, the Company has devoted substantially all of its efforts to research and development, including the development and validation of its technologies, the CDMO facilities, and the development of a proprietary therapeutic product against fibrosis based upon its technologies. The Company has not completed development of or commercialized any vaccine or therapeutic product candidates. The Company expects to continue to incur significant expenses and may incur operating losses for at least the next year.

Becoming and remaining profitable is dependent upon the Company’s ability to attract and retain customers for the development, manufacturing and technology transfer services offered by iBio CDMO. In addition, profitability will also depend on whether the Company is successful at commercialization of its technologies and whether the Company, alone or with its licensees, develops and eventually commercializes products that generate significant revenue.

The history of significant losses, the negative cash flow from operations, the limited cash resources currently on hand and the dependence by the Company on its ability – about which there can be no certainty – to obtain additional financing to fund its operations after the current cash resources are exhausted raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements were prepared under the assumption that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to fund its future business operations using cash on hand, through proceeds from the sale of additional equity or other securities, and through proceeds realized in connection with the commercialization of its technologies and proprietary products, license and collaboration arrangements and the operation of iBio CDMO. In the event that we are unable to operate the iBio CDMO profitably, or the proceeds of this offering do not enable us to manage the CDMO for the long-term, we may pursue strategic opportunities for the CDMO other than license and collaboration arrangements.

The Company cannot be certain that any such funding will be available on favorable terms or available at all. To the extent that the Company raises additional funds by issuing equity securities, its stockholders may experience significant dilution. If the Company is unable to raise funds when required or on favorable terms, this assumption may no longer be operative, and the Company may have to: a) significantly delay, scale back, or discontinue the product application and/or commercialization of its proprietary technologies; b) seek collaborators for its technology and product candidates on terms that are less favorable than might otherwise be available; c) relinquish or otherwise dispose of rights to technologies, product candidates, or products that it would otherwise seek to develop or commercialize; or d) possibly cease operations.

We have incurred significant losses since our inception. We expect to incur losses during our next fiscal year and may never achieve or maintain profitability.

Since our 2008 spinoff from Integrated BioPharma, we have incurred operating losses and negative cash flows from operations. Our net loss was approximately $17.6 and $16.1 million for 2019 and 2018, respectively. As of June 30, 2019, we had an accumulated deficit of approximately $105.8 million.

To date, we have financed our operations primarily through the sale of common stock and warrants. We have devoted substantially all of our efforts to research and development, including the development and validation of our technologies, our CDMO facilities, and the development of a proprietary therapeutic product against fibrosis based upon our technologies. We have not completed development of or commercialized any vaccine or therapeutic product candidates. We expect to continue to incur significant expenses and may incur operating losses for at least the next year. We anticipate that our expenses and losses will increase substantially if we:

•	initiate clinical trials of our product candidates;

•	continue the research and development of our product candidates;

•	seek to discover additional product candidates; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development and manufacturing efforts.

To become and remain profitable, we must succeed in attracting and maintaining customers for the development, manufacturing and technology transfer services offered by iBio CDMO. Our profitability depends on the spending on iBio CDMO’s services by its customers and potential customers. In addition, our profitability will also depend on continuing to commercialize our technologies or we, alone or with our licensees, must succeed in developing and eventually commercializing products that generate significant revenue. This will require us, alone or with our licensees and collaborators, to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling those products for which regulatory approval is obtained or establishing collaborations with parties willing and able to provide necessary capital or other value. We may never succeed in these activities. We may never generate revenues that are significant or large enough to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would diminish the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We may need additional funding to execute our business plan, which funding may not be available on commercially acceptable terms or at all. If we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate the commercialization of our development and manufacturing services and efforts or our product development programs.

We have limited financial resources and may need substantial additional funding in connection with our continuing operations, especially if we are delayed or are unsuccessful in attracting and maintaining customers for the development, manufacturing and technology transfer services offered by iBio CDMO. To the extent that we initiate or continue clinical development without securing collaborator or licensee funding, our research and development expenses could increase substantially. Additionally, to the extent that our efforts to out-license our technologies and product candidates are unsuccessful or we find that it is necessary to advance the development of product candidates further than contemplated by our current business plans to secure favorable licensing terms, we would require substantial additional capital.

On July 24, 2017, we entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, pursuant to which Lincoln Park agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”). As a result, on July 24, 2017, 120,000 shares of our common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the agreement, and 250,000 shares of common stock were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000. During March 2018, the Company sold an additional 60,000 shares of common stock to Lincoln Park for an aggregate gross purchase price of $121,290.

As of June 30, 2019, under the terms and subject to the conditions of the Lincoln Park Purchase Agreement, the Company has the right but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to, an additional $14,878,710 worth of shares of the Company’s common stock. Such future sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s option, over the 36-month term of the agreement. In connection with the Lincoln Park Purchase Agreement, on July 24, 2017, we entered into a registration rights agreement with Lincoln Park (“Registration Rights Agreement”) subsequent to which we filed with the SEC a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

The extent to which we utilize the Purchase Agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Lincoln Park under the Purchase Agreement on any given day and during the term of the agreement is limited. Additionally, we and Lincoln Park may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default under the Purchase Agreement.

Under the rules of NYSE American LLC (“NYSE American” or the “Exchange”), in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which was approximately 1,781,479 shares based on 8,911,851 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) all sales of our common stock to Lincoln Park under the Purchase Agreement are deemed to be at a price equal to or in excess of the greater of book or market value of our common stock, as calculated in accordance with the applicable rules of NYSE American, such that they qualify for an exception to the Exchange Cap limitation under such rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of NYSE American.

Even if we are able to access the full $16.0 million under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Lincoln Park under the Purchase Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise capital in sufficient amounts when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

We expect our existing cash on hand as of October 8, 2019 in the amount of approximately $2.0 million, together with the proceeds of this offering, funds we may develop from future sales pursuant to the Lincoln Park Purchase Agreement, and proceeds realized in connection with license and collaboration arrangements and the operation of our subsidiary, iBio CDMO, will be sufficient to meet our projected operating requirements through June 30, 2020. Based on our projections, the Company plans to fund its future business operations using cash on hand, through proceeds from the sale of additional equity or other securities, and through proceeds realized in connection with the commercialization of its technologies and proprietary products, license and collaboration arrangements and the operation of iBio CDMO.

We have based this projection on assumptions that may prove to be wrong, in which case we may deplete our cash resources sooner than we currently anticipate. Our future capital requirements will depend on many factors, including:

•	further obtaining and retention of developmental, manufacturing and facility build-out and technology transfer opportunities at the CDMO;

•	the ability to generate and increase third-party client sales and realized revenue at iBio CDMO;

•	our ability to attract additional licensees or other third parties willing to fund development, and, if successful, commercialization of product candidates;

•	the costs, timing and regulatory review of our own product candidates;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims; and

•	the extent to which we acquire or invest in businesses, products and technologies.

If we are unsuccessful in raising additional capital or other alternative financing, we might have to defer or abandon our efforts to commercialize our intellectual property and decrease or even cease operations.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time as we can generate substantial development, manufacturing, license or product revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, service contracts, manufacturing contracts, facility build-out and technology transfer contracts, licensing and other arrangements. Sources of funds may not be available or, if available, may not be available on terms satisfactory to us.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

To the extent that we raise additional capital through a public or private offering and sale of equity securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

We have a limited operating history, which may limit the ability of investors to make an informed investment decision.

We commenced independent operations in 2008, and our operations to date have included organizing and staffing our company, business planning, raising capital, acquiring and developing our proprietary technologies, recommissioning and operating our CDMO facilities, identifying potential product candidates and undertaking, through third parties, preclinical trials and clinical trials of product candidates derived from our technologies. Certain iBioLaunch™-derived vaccine candidates have been evaluated in completed or ongoing Phase 1 clinical trials; however, all our other vaccine and therapeutic protein product candidates are still in preclinical development. Neither we nor our collaborators have completed any other clinical trials for any vaccine or therapeutic protein product candidate produced using iBio technology. As a result, we have not yet demonstrated our ability to successfully complete any Phase 2 or pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any conclusion you reach about our future success or viability may not be as predictive as it might be if we had a longer operating history.

Risks Related to the Development and Commercialization of Our Technologies and Product Candidates

We may expend our limited resources to pursue a particular technology or product candidate and fail to capitalize on technologies or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific product candidates derived from or enhanced by our technologies or that have been identified and partially developed by our clients or collaborators. As a result, we may forego or delay pursuit of opportunities with other technologies or product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending and the spending of our clients and collaborators may not yield any commercially viable products.

We have based our research and development efforts on our technologies and product candidates derived from such technologies. Notwithstanding our large investment to date and anticipated future expenditures in these technologies, we have not yet developed, and may never successfully develop, any marketed products using these technologies. As a result of our exclusive use of our own technologies, we may fail to address or develop product candidates based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success.

We also may not be successful in our efforts to identify or discover additional product candidates using our technologies. Research programs to identify new product candidates require substantial technical, financial and human resources. These research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements on terms less favorable to us than possible.

We, our clients and collaborators, are very early in our development efforts. If we or our clients and collaborators are unable to successfully develop and commercialize product candidates or experience significant delays in doing so, our business will be materially harmed.

Excepting a limited number of vaccine candidates that have been evaluated in completed Phase 1 clinical trials, all our other vaccine and therapeutic protein product candidates are still in preclinical development. Our ability to generate product sales revenues for our own products, which we do not expect will occur for many years, will depend heavily on the successful development and eventual commercialization of our product candidates. The success of our product candidates will depend on several factors, including the following:

•	completion of preclinical studies and clinical trials with positive results;

•	receipt of marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	making arrangements with third-party manufacturers for commercial manufacturing capabilities;

•	launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	successfully maintaining existing collaborations and entering into new ones throughout the development process as appropriate, from preclinical studies through to commercialization;

•	acceptance of the products, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other products;

•	obtaining and maintaining coverage and adequate reimbursement by third-party payors, including government payors, for any products we successfully develop;

•	protecting our rights in our intellectual property portfolio; and

•	maintaining a continued acceptable safety profile of the products following approval.

If we or our collaborators do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully develop and commercialize our product candidates, which would materially harm our business.

We may not be successful in our efforts to use iBio technologies to build a pipeline of product candidates and develop marketable products.

While we believe that data we and our collaborators have obtained from preclinical studies and Phase 1 clinical trials of iBio technology-derived and iBio technology-enhanced product candidates has validated these technologies, our technologies have not yet, and may never lead to, approvable or marketable products. Even if we are successful in further validating our technologies and continuing to build our pipeline, the potential product candidates that we identify may not be suitable for clinical development for many possible reasons, including harmful side effects, limited efficacy or other characteristics that indicate that such product candidates are unlikely to be products that will receive marketing approval and achieve market acceptance. If we and our collaborators do not successfully develop and commercialize product candidates based upon our technologies, we will not obtain product or collaboration revenues in future periods, which likely would result in significant harm to our financial position and adversely affect our stock price.

Neither we nor our clients, collaborators or licensees will be able to commercialize product candidates based on our technologies and services if preclinical studies do not produce successful results or clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We and our licensees may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent the commercialization of product candidates based on our iBio technologies, including the following:

•	Preclinical or clinical trials may produce negative or inconclusive results, which may require additional preclinical testing, additional clinical trials or the abandonment of projects that we expect to be promising. For example, promising animal data may be obtained about the anticipated efficacy of a therapeutic protein product candidate and then human tests may not result in such an effect. In addition, unexpected safety concerns may be encountered that would require further testing even if the therapeutic protein product candidate produced an otherwise favorable response in human subjects.

•	Initial clinical results may not be supported by further or more extensive clinical trials. For example, a licensee may obtain data that suggest a desirable immune response from a vaccine candidate in a small human study, but when tests are conducted on larger numbers of people, the same extent of immune response may not occur. If the immune response generated by a vaccine is too low or occurs in too few treated individuals, then the vaccine will have no commercial value.

•	Enrollment in our or our licensee’s clinical trials may be slower than projected, resulting in significant delays. The cost of conducting a clinical trial increases as the time required to enroll adequate numbers of human subjects to obtain meaningful results increases. Enrollment in a clinical trial can be a slower-than-anticipated process because of competition from other clinical trials, because the study is not of interest to qualified subjects, or because the stringency of requirements for enrollment limits the number of people who are eligible to participate in the clinical trial.

•	We or our licensees might have to suspend or terminate clinical trials if the participating subjects are being exposed to unacceptable health risks. Animal tests do not always adequately predict potential safety risks to human subjects. The risk of any candidate product is unknown until it is tested in human subjects, and if subjects experience adverse events during the clinical trial, the trial may have to be suspended and modified or terminated entirely.

•	Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including safety concerns or noncompliance with regulatory requirements.

•	Any regulatory approval ultimately obtained may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•	The effects of iBio technology-derived or iBio technology-enhanced product candidates may not be the desired effects or may include undesirable side effects.

Significant clinical trial delays could allow our competitors to bring products to market before we or our licensees do and impair our ability to commercialize our technologies and product candidates based on our technologies. Poor clinical trial results or delays may make it impossible to license a product candidate or so reduce its attractiveness to prospective licensees that we will be unable to successfully develop and commercialize such a product candidate.

If we, or our clients and collaborators, are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we, or our clients and collaborators, will not be able to commercialize our, or third-party, product candidates or will not be able to do so as soon as anticipated, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and by similar regulatory authorities outside the United States. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. We have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. We have only limited experience in filing and supporting the applications necessary to gain marketing approvals and expect to rely on third parties to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval or prevent or limit commercial use.  If any of our product candidates receives marketing approval, the accompanying label may limit the approved use in such a restrictive manner that it is not possible to obtain commercial viability for such product.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive and may take many years. If additional clinical trials are required for certain jurisdictions, these trials can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved, and may ultimately be unsuccessful. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review process for each submitted product application, may cause delays in the review and approval of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept a marketing application as deficient or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

Although the FDA and other regulatory authorities have approved plant-based therapeutics in the past, consistent with the oversight of all products, the FDA is monitoring whether these plant-based therapeutics pose any health and human safety risks. While they have not issued any regulation to date that is averse to plant-based vaccines or therapeutics, it is possible that the FDA and other regulatory authorities could issue regulations in the future that could adversely affect our product candidates.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

Alternative technologies may supersede our technologies or make them noncompetitive, which would harm our ability to generate future revenue.

The manufacture of biologics and the methods of such manufacture are intensely competitive fields. Each of these fields is characterized by extensive research efforts, which result in rapid technological progress that can render existing technologies obsolete or economically noncompetitive. If our competitors succeed in developing more effective technologies or render our technologies obsolete or noncompetitive, our business will suffer. Many universities, public agencies and established pharmaceutical, biotechnology, and other life sciences companies with substantially greater resources than we have are developing and using technologies and are actively engaging in the development of products similar to or competitive with our technologies and products. To remain competitive, we must continue to invest in new technologies and improve existing technologies. To make such renewing investment we will need to obtain additional financing. If we are unable to secure such financing, we will not have sufficient resources to continue such investment.

Our competitors may devise methods and processes for protein expression that are faster, more efficient or less costly than that which can be achieved using iBio technologies. There has been and continues to be substantial academic and commercial research effort devoted to the development of such methods and processes. If successful competitive methods are developed, it may undermine the commercial basis for iBio products and our technologies and related services.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face the risk of product liability exposure in connection with the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.

Prior to commencing human clinical trials, we will seek to obtain product liability insurance coverage. Such insurance coverage is expensive and may not be available in coverage amounts we seek or at all. If we obtain such coverage, we may in the future be unable to maintain such coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Dependence on Third Parties

Establishing and maintaining collaborations is a key component of our business strategy. If we are unable to establish new collaborations and maintain both new and existing collaborations, or if these collaborations are not successful, our business could be adversely affected.

Our current business plan contemplates that we will in the future derive significant revenues from collaborators and licensees that successfully utilize iBio technologies in connection with the production, development and commercialization of vaccines and therapeutic protein product candidates. Our realization of these revenues and dependence on existing collaborations, and any future collaborations we enter into, is subject to a number of risks, including the following:

•	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

•	collaborators may not pursue development and, if successful, commercialization of product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

•	collaborators with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products; or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	collaborations may be terminated for the convenience of the collaborator and, if terminated, we would potentially lose the right to pursue further development or commercialization of the applicable product candidates;

•	collaborators may learn about our technology and use this knowledge to compete with us in the future;

•	results of collaborators’ preclinical or clinical studies could produce results that harm or impair other products using our technology;

•	there may be conflicts between different collaborators that could negatively affect those collaborations and potentially others; and

•	the number and type of our collaborations could adversely affect our attractiveness to future collaborators or acquirers.

If our collaborations do not result in the successful development and commercialization of products or if one or more of our collaborators terminates its agreement with us, we may not receive any future research and development funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our continued development of our product candidates could be delayed and we may need additional resources to develop additional product candidates. There can be no assurance that our collaborations will produce positive results or successful products on a timely basis or at all.

We seek to establish and collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of iBio technology-produced and iBio technology-enhanced product candidates. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration depends, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we fail to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay its development or the development of one or more of our other product candidates, or increase our expenditures and undertake additional development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our product portfolio and our business may be materially and adversely affected.

If third parties on whom we or our licensees will rely for the conduct of preclinical studies and clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business may suffer.

We do not have the ability to independently conduct the preclinical studies and clinical trials required to obtain regulatory approval for our product candidates. We have not yet contracted with any third parties to conduct clinical trials of product candidates we develop independently of collaborators. We will depend on licensees or on independent clinical investigators, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates. We will rely heavily on these parties for successful execution of our clinical trials but will not control many aspects of their activities. For example, the investigators participating in our clinical trials will not be our employees. However, we will be responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

If revenue from a third-party customer or client is concentrated in an amount that makes up a significant percentage of our total revenues, we may be adversely impacted by the significant dependence upon that client, including but not limited to, receipt and collections of outstanding amounts, continued operational allocations toward the client and related efficiencies, capacity and opportunity costs.

At this time, we are continually promoting our technologies and CDMO capabilities to further expand and grow our revenue base and business. We will continue to consider any potential revenue and client related concentration risks. During the fiscal year ended June 30, 2019, CC-Pharming accounted for approximately 92% of total revenue. During the fiscal year ended June 30, 2018, one client accounted for 54% of our total revenues. Although we expect our revenues to increase significantly and further vary by client over the next twelve months, there are no guarantees we will be correct in our assumptions.

Risks Related to Intellectual Property

If we or our licensors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficiently broad, competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be impaired.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our proprietary technology and products. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and product candidates, and by maintenance of our trade secrets through proper procedures.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States and we may fail to seek or obtain patent protection in all major markets. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned patents or pending patent applications, or that we were the first to file for patent protection of such inventions, nor can we know whether those from whom we license patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The U.S. Patent and Trademark Office, or U.S. PTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. PTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our pending or future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and ultimately unsuccessful.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which could adversely affect us and our collaborators.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. While no such litigation has been brought against us and we have not been held by any court to have infringed a third party’s intellectual property rights, we cannot guarantee that our technology, products or use of our products do not infringe third-party patents. It is also possible that we have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing, which is referred to as the priority date. Therefore, patent applications covering our products or technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products.

We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference or derivation proceedings before the U.S. PTO and similar bodies in other countries. Third parties may assert infringement claims against us based on existing intellectual property rights and intellectual property rights that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our limited number of personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

If we are unable to protect our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also seek to enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Our trade secrets may also be obtained by third parties by other means, such as breaches of our physical or computer security systems. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to iBio CDMO’s Operations

If iBio CDMO is unable to provide quality and timely offerings to its customers, its business could suffer, which could have a material adverse impact on our business and results of operations.

A failure of quality control systems in iBio CDMO’s facilities could cause problems to arise in connection with facility operations or during preparation or provision of products, in both cases, for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials or environmental factors. Such problems could affect production of a particular batch or series of batches, requiring the destruction of products, or could halt facility production altogether. In addition, failure to meet required quality standards may result in failure to timely deliver products to customers. Any such incident could, among other things, lead to increased costs, lost revenue, reimbursement to customers, damage to and possibly termination of existing customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before a product is released to the market, we may be subject to regulatory actions, including product recalls, product seizures, injunctions to halt manufacture and distribution, restrictions on our operations, civil sanctions, including monetary sanctions, and criminal actions. In addition, such issues could subject us to litigation, the cost of which could be significant.

A failure by iBio CDMO to attract and maintain customers and any reduction in spending or demand for iBio CDMO’s development, manufacturing and technology transfer services could have a material adverse effect on our business.

iBio CDMO’s operations will depend, in part, on its ability to attract and maintain customers for its development, manufacturing and technology transfer services and on the amount of customer spending on such services. If iBio CDMO fails to attract customers or its customers’ and potential customers’ spending on iBio CDMO’s services is reduced, this may have a material adverse effect on our business, results of operations and financial condition. In the event we are not able to profitably manage the iBio CDMO subsidiary under the existing lease, we may pursue strategic options related to operation of the CDMO in the Bryan, Texas, facility, including, but not limited to, the sale of the CDMO subsidiary.

iBio CDMO’s operations are subject to environmental, health and safety laws and regulations, which could increase costs and restrict operations in the future.

iBio CDMO’s operations are subject to a variety of environmental, health and safety laws and regulations, including those of the Environmental Protection Agency and equivalent local and state agencies. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous substances and wastes, soil and groundwater contamination and employee health and safety. Any failure to comply with environmental, health and safety requirements could result in the limitation or suspension of production or monetary fines or civil or criminal sanctions, or other future liabilities. iBio CDMO is also subject to laws and regulations governing the destruction and disposal of raw materials and the handling and disposal of regulated material.

Our operating results will be adversely affected if we are unable to maximize our facility capacity utilization.

iBio CDMO’s operating results are significantly influenced by our capacity utilization and, as such, if we are unable to utilize our facilities to capacity, our margins could be adversely affected, and our results of operations and financial condition will continue to be adversely affected. Further, while we continue to implement and execute our business plan and attract and maintain customers for our development, manufacturing and technology transfer services, our revenue volume may be insufficient to ensure the economical operation of our facilities, in which case our results of operations could be adversely affected.

A failure by iBio CDMO to hire and retain an appropriately skilled and adequate workforce could adversely impact the ability of the facility to operate and function efficiently.

iBio CDMO’s operations will depend, in part, on its ability to attract and retain an appropriately skilled and sufficient workforce to operate its development and manufacturing facility. The facility is located in a growing biotechnology hub and competition for skilled workers will continue to increase as the industry undergoes further growth in the area.

Failure to comply with existing and future regulatory requirements could adversely affect our business, results of operations and financial condition.

Our industry is highly regulated. We are required to comply with the regulatory requirements of various local, state, provincial, national and international regulatory bodies having jurisdiction in the countries or localities in which we manufacture products or in which our customers’ products are distributed. In particular, we are subject to laws and regulations concerning development, testing, manufacturing processes, equipment and facilities, including compliance with cGMP, import and export, and product registration and listing, among other things. As we expand our operations and geographic scope, we may be exposed to more complex and new regulatory and administrative requirements and legal risks, any of which may require expertise in which we have little or no experience. It is possible that compliance with new regulatory requirements could impose significant compliance costs on us. Such costs could have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing services are highly complex, and if we are unable to provide quality and timely services to our customers, our business could suffer.

The manufacturing services we offer are highly complex, due in part to strict regulatory requirements. A failure of our quality control systems in our facilities could cause problems to arise in connection with facility operations for a variety of reasons, including equipment malfunction, viral contamination, failure to follow specific manufacturing instructions, protocols and standard operating procedures, problems with raw materials or environmental factors. Such problems could affect production of a single manufacturing run or a series of runs, requiring the destruction of products, or could halt manufacturing operations altogether. In addition, our failure to meet required quality standards may result in our failure to timely deliver products to our customers, which in turn could damage our reputation for quality and service. Any such incident could, among other things, lead to increased costs, lost revenue, reimbursement to customers for lost drug substance, damage to and possibly termination of existing customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other manufacturing runs. With respect to our commercial manufacturing, if problems are not discovered before the product is released to the market, we may be subject to regulatory actions, including product recalls, product seizures, injunctions to halt manufacture and distribution, restrictions on our operations, civil sanctions, including monetary sanctions, and criminal actions. In addition, such issues could subject us to litigation, the cost of which could be significant.

We depend on spending and demand from our customers for our contract manufacturing and development services and any reduction in spending or demand could have a material adverse effect on our business.

The amount that our customers spend on the development and manufacturing of their products or product candidates, particularly the amount our customers choose to spend on outsourcing these services to us, substantially impacts our revenue and profitability. The outcomes of our customers’ research, development and marketing also significantly influence the amount that our customers choose to spend on our services and offerings. Our customers determine the amounts that they will spend on our services based upon, among other things, the clinical and market success of their products, available resources, access to capital and their need to develop new products, which, in turn, depend upon a number of other factors, including their competitors’ research, development and product initiatives and the anticipated market for any new products, as well as clinical and reimbursement scenarios for specific products and therapeutic areas. Further, increasing consolidation in the pharmaceutical industry may impact such spending, particularly in the event that any of our customers choose to develop or acquire integrated manufacturing operations. Any reduction in customer spending on biologics development and related services as a result of these and other factors could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We intend to grow our business operations as demand increases and increase the number of our employees to accommodate such potential growth, which may cause us to experience periods of rapid growth and expansion. This potential future growth could create a strain on our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and other administrative functions. Our ability to manage our growth properly will require us to continue to improve our operational, financial and management controls.

As our commercial operations and sales volume grow, we will need to continue to increase our capacity for manufacturing, customer service, billing and general process improvements and expand our internal quality assurance program, among other things. We may also need to purchase additional equipment, some of which can take several months or more to procure, set up and validate, and increase our manufacturing, maintenance, software and computing capacity to meet increased demand. These increases in scale, expansion of personnel, purchase of equipment or process enhancements may not be successfully implemented.

If we are unable to protect the confidentiality of our customers’ proprietary information, we may be subject to claims.

Many of the formulations used and processes developed by us in manufacturing our customers’ products are subject to trade secret protection, patents or other intellectual property protections owned or licensed by such customer. While we make significant efforts to protect our customers’ proprietary and confidential information, including requiring our employees to enter into agreements protecting such information, if any of our employees breaches the non-disclosure provisions in such agreements, or if our customers make claims that their proprietary information has been disclosed, our reputation may suffer damage and we may become subject to legal proceedings that could require us to incur significant expenses and divert our management’s time, attention and resources.

Our services and our customers’ products may infringe on or misappropriate the intellectual property rights of third parties.

Any claims that our services infringe the rights of third parties, including claims arising from any of our customer engagements, regardless of their merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail in such proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If such proceedings result in an adverse outcome, we could be required, among other things, to pay substantial damages, discontinue the use of the infringing technology, expend significant resources to develop non-infringing technology, license such technology from the third party claiming infringement (which license may not be available on commercially reasonable terms or at all) and/or cease the manufacture, use or sale of the infringing processes or offerings, any of which could have a material adverse effect on our business.

In addition, our customers’ products may be subject to claims of intellectual property infringement and such claims could materially affect our business if their products cease to be manufactured and they have to discontinue the use of the infringing technology which we may provide. Any of the foregoing could affect our ability to compete or could have a material adverse effect on our business, financial condition and results of operations.

If we do not enhance our existing or introduce new service offerings in a timely manner, our offerings may become obsolete or uncompetitive over time, customers may not buy our offerings and our revenue and profitability may decline.

iBio CDMO core services consist of the following offerings:

•	Process Development

•	cGMP Manufacturing

•	Aseptic Fill / Finish

•	Bio-Analytics

•	Quality & Regulatory

•	Factory Solutions

Demand for any of our service offerings may change in ways that we may not anticipate due to evolving industry standards and customer needs that are increasingly sophisticated and varied, as well as the introduction by others of new offerings and technologies that provide alternatives to our offerings. In the event we are unable to offer or enhance our service offerings or expand our manufacturing infrastructure to accommodate requests from our customers and potential customers, our offerings may become obsolete or uncompetitive over time, in which case our revenue and operating results would suffer. For example, if we are unable to respond to changes in the nature or extent of the technological or other needs of our customers through enhancing our offerings, our competition may develop offerings that are more competitive than ours and we could find it more difficult to renew or expand existing agreements or obtain new agreements. Potential innovations intended to facilitate enhanced or new offerings generally will require a substantial capital investment before we can determine their commercial viability, and we may not have financial resources sufficient to fund all desired innovations. Even if we succeed in creating enhanced or new offerings, however, they may still fail to result in commercially successful offerings or may not produce revenue in excess of our costs of development, and they may be rendered obsolete by changing customer preferences or the introduction by our competitors of offerings embodying new technologies or features. Finally, the marketplace may not accept our innovations due to, among other things, existing patterns of clinical practice, the need for regulatory clearance and/or uncertainty over market access or government or third-party reimbursement.

Revenue amounts generated by iBio CDMO have corresponding percentage rent expense components with minimum amounts due which may adversely impact the Company’s financial position and liquidity as we undergo business development and growth.

In addition to the base rent, iBio CDMO is required to pay to the Second Eastern Affiliate, for each calendar year during the term, a portion of the total gross sales for products manufactured or processed at the facility, equal to 7% of the first $5,000,000 of gross sales, 6% of gross sales between $5,000,001 and $25,000,000, 5% of gross sales between $25,000,001 and $50,000,000, 4% of gross sales between $50,000,001 and $100,000,000, and 3% of gross sales between $100,000,001 and $500,000,000. However, if for any calendar year period from January 1, 2018 through December 31, 2019, iBio CDMO’s applicable gross sales are less than $5,000,000, or for any calendar year period from and after January 1, 2020, its applicable gross sales are less than $10,000,000, then iBio CDMO is required to pay the amount that would have been payable if it had achieved such minimum gross sales and shall pay no less than the applicable percentage for the minimum gross sales for each subsequent calendar year. If iBio CDMO does not have sufficient total gross sales to offset this rent expense, it may adversely impact the Company’s financial position and liquidity.

Risks Related to Business Operations

If we acquire companies, products or technologies, we may face integration risks and costs associated with those acquisitions that could negatively impact our business, results from operations and financial condition.

If we are presented with appropriate opportunities, we may acquire or make investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. If we acquire companies or technologies, we will face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired business, and impairment charges if future acquisitions are not as successful as we originally anticipate. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets. Any failure to successfully integrate other companies, products or technologies that we may acquire may have a material adverse effect on our business and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders.

We depend on key personnel and the loss of key personnel could harm our business and results of operations.

We depend on our ability to attract and retain qualified scientific and technical employees as well as a number of key executives. These employees may voluntarily terminate their employment with us at any time. There can be no assurance that we will be able to retain key personnel, or to attract and retain additional qualified employees. Our inability to attract and retain key personnel may have a material adverse effect on our business.

Risks Relating to Our Common Stock and Series C Preferred Stock

iBio is subject to compliance under the NYSE American continued listing standards as set forth in Section 1003(a)(iii) of the NYSE American Company Guide.

As of June 30, 2019, the Company’s stockholders’ equity balance is $2.5 million. In order to maintain its listing with NYSE American, the Company must remain in compliance with the continued listing standards as set forth in Section 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”), which applies if a listed company has stockholders’ equity of less than $6,000,000 and has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Based on the June 30, 2019, stockholders’ equity balance of $2.5 million and related net losses in its five most recent fiscal years, the Company is below the Exchange compliance requirement with Section 1003(a)(iii).

The Company expects to regain compliance by raising funds through this offering. In addition, the Company expects revenues related to its CDMO core services offering and potential commercialization of its technologies and the potential development and eventual commercialization of proprietary pipeline products. The Company cannot be certain it will succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability.

 iBio is subject to compliance under the NYSE American continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide, related to securities selling price.

The Company is subject to NYSE American continued listing standards, pursuant to Section 1003(f)(v) of the Company Guide, whereby the Company’s continued listing is impacted by iBio, Inc.’s securities selling for a low price per share for a substantial period of time.

Our operating results may vary significantly in the future, which may adversely affect the price of our common stock.

It is likely that our operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions of our certificate of incorporation, bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protect the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	Diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	Putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•	Effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our Board of Directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The sale of our common stock through current or future equity offerings may cause dilution and could cause the price of our common stock to decline.

We are entitled under our certificate of incorporation to issue up to 275 million shares of common stock, par value $.001 per share, and 1 million shares of preferred stock. Preferred stock issued is as follows:

1.	iBio CMO Preferred Tracking Stock, par value, $0.001.

2.	Series A Convertible Preferred Stock, par value, $0.001 (“Series A Preferred”)

3.	Series B Convertible Preferred Stock, par value, $0.001 (“Series B Preferred”)

4.	Series C Convertible Preferred Stock, par value, $0.001 (“Series C Preferred”) (also referred to herein as Series C Preferred Stock) (upon filing a Certificate of Designation for the Series C Preferred Stock)

Public offering

On November 30, 2017, the Company closed a public offering of 2,250,000 shares of its common stock at a public offering price of $2.00 per share raising gross proceeds of $4,500,000. The shares of common stock were issued pursuant to an underwriting agreement entered into between the Company and Aegis Capital Corp. (“Aegis”). The Company paid Aegis a discount of 7% to the public offering price with respect to shares purchased in the offering by investors who did not have a pre-existing relationship with the Company prior to the offering (the “New Investors”), and a discount of 3.5% to the public offering price with respect to shares purchased in the offering by investors who did have a pre-existing relationship with the Company. In addition to the underwriting discounts, the Company issued to the Underwriter 11,000 shares of its common stock, equal to 2% of the aggregate shares of common stock sold in the offering to the New Investors. The Company incurred underwriting discounts, commissions and other offering expenses of $311,000 related to closing and completion of this public offering.

On June 26, 2018, the Company closed on an underwritten public offering with total gross proceeds of approximately $16,000,000, before deducting underwriting discounts, commissions and other offering expenses payable by the Company. The securities offered by the Company consisted of (i) 4,350,000 shares of common stock at $0.90 per share, (ii) 6,300 shares of Series A Preferred, with a stated value of $1,000 per preferred share, and convertible into an aggregate of 7,000,000 shares of common stock at $0.90 per share, (iii) 5,785 shares of Series B Preferred, with a stated value of $1,000 per preferred share, and convertible into an aggregate of 6,427,778 shares of common stock at $0.90 per share. The Company granted the underwriters A.G.P./Alliance Global Partners, a 45-day option to purchase up to an additional 2,666,666 shares of common stock to cover over-allotments, if any. On July 12, 2018, the Company received approximately $1,350,000, before deducting underwriting discounts, commissions and other offering expenses payable by the Company, from the proceeds of the sale of 1,500,000 over-allotment shares of common stock purchased at $0.90 by the underwriter during the 45-day provision.

As of October 8, 2019, we had issued and outstanding approximately 24.1 million shares of common stock, one share of iBio CMO Preferred Tracking Stock, 387 shares of Series A Preferred and 5,785 shares of Series B Preferred. As of October 8, 2019, 1.33 million options to purchase shares of common stock were outstanding and we had approximately 2.17 million shares of common stock reserved for future issuance of additional option grants under our 2018 Omnibus Equity Incentive Plan.

In addition, we had approximately 6.9 million shares of common stock reserved for future possible conversions of the Series A Preferred and Series B Preferred. Accordingly, we will be able to issue up to approximately 240.5 million additional shares of common stock and 993,827 shares of preferred stock. Sales of our common stock offered through current or future equity offerings may result in substantial dilution to our stockholders. The sale of a substantial number of shares of our common stock to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Series C Preferred Stock will have limited voting rights.

Holders of Series C Preferred Stock will not have the right to vote for members of the Company’s board of directors and will not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The holders of Series C Preferred Stock will have the right to vote only on certain material changes in the terms of the Series C Preferred Stock and on other matters as may be required by Delaware law.

Our management will have broad discretion over how the Company will use the funds raised in this offering and may use them in ways that you may not agree with and that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering and could use these proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these funds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company. Our failure to apply these funds effectively could harm our business and cause the price of our common stock to decline.

The issuance of preferred stock or additional shares of common stock could adversely affect the rights of the holders of shares of our common stock.

Our Board of Directors is authorized to issue up to 993,827 shares of preferred stock without any further action on the part of our stockholders. Our Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock. Currently, we have one share of preferred stock outstanding. Our Board of Directors may, at any time, authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to the redemption of the shares, together with a premium, before the redemption of our common stock, which may have a material adverse effect on the rights of the holders of our common stock. In addition, our Board of Directors, without further stockholder approval, may, at any time, issue large blocks of preferred stock. In addition, the ability of our Board of Directors to issue shares of preferred stock without any further action on the part of our stockholders may impede a takeover of our company and may prevent a transaction that is favorable to our stockholders.

There is no public market for the Warrants to purchase shares of our common stock being offered in this offering.

There is no public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system, including NYSE American. Without an active market, the liquidity of the Warrants will be limited, and you may not be able to resell your Warrants. If your Warrants cannot be resold, you will have to depend upon any appreciation in the value of our common stock over the exercise price of the Warrants in order to realize a return on your investment in the Warrants.

Holders of our Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holders exercise their Warrants and acquire our common stock.

Holders of our Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holders exercise their Warrants and acquire our common stock. As a result, absent exercise of the Warrants, holders of the Warrants will not have the ability to vote their shares underlying the Warrants, which may limit the influence that investors in our offering may have over the outcome of matters submitted to our stockholders for a vote.

Risks Related to Our Stock Purchase Agreement with Lincoln Park

Sales of our common stock to Lincoln Park may cause substantial dilution to our existing stockholders and the sale of the shares of our common stock acquired by Lincoln Park could cause the price of our common stock to decline.

On July 24, 2017, we entered into the Lincoln Park Purchase Agreement pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $16,000,000 of our common stock (subject to certain limitations) from time to time over the 36-month term of the agreement. As a result, on July 24, 2017, 120,000 shares of our common stock were issued to Lincoln Park as consideration for Lincoln Park’s commitment to purchase shares of our common stock under the agreement, and 250,000 shares of common stock were sold to Lincoln Park in an initial purchase for an aggregate gross purchase price of $1,000,000.

During March 2018, the Company sold an additional 60,000 shares of common stock to Lincoln Park for an aggregate gross purchase price of $121,290. We may direct Lincoln Park to purchase up to an additional $14,878,710 worth of shares of our common stock (excluding the initial purchase) under our agreement over a 36-month period generally in amounts up to 10,000 shares of our common stock, which may be increased to up to 60,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $1,000,000 per purchase, on any such business day.

The number of shares ultimately offered for sale to Lincoln Park is dependent upon the number of shares we elect to sell to Lincoln Park under the agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the agreement with Lincoln Park may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all or only some of the $16.0 million of our common stock that we may sell under the agreement. After Lincoln Park acquires shares under the agreement, it may sell all, some or none of those shares. Sales to Lincoln Park by us pursuant to the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the agreement with Lincoln Park may be terminated by us at any time at our discretion without any cost to us.

Our management will have broad discretion over the amounts, timing and use of the net proceeds that we may receive pursuant to the Lincoln Park Purchase Agreement, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the timing and application of any net proceeds that we may receive from any future sales of common stock to Lincoln Park pursuant to the Lincoln Park Purchase Agreement. Management could use these proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We may not be able to access the full amounts available under the Lincoln Park Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

Other than the Initial Purchase Amount, all funds available under the Lincoln Park Purchase Agreement are only available if our common stock per share value is $0.25 or higher at the time we seek to sell stock, and the volume of any such stock sales under the Purchase Agreement may vary with our common stock per share price. Changes in our stock price may limit the net proceeds we may receive under the Purchase Agreement.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section above entitled “Risk Factors.” You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 4,423,077 shares of our common stock and 9,200 shares of our Series C Preferred Shares in this offering will be approximately $10.7 million, or approximately $12.3 million if the Underwriter exercises its over-allotment option in full to purchase additional Shares of common stock and/or warrants, assuming an offering price of $0.52 per share of common stock, the last reported sale price of our common stock on the NYSE American on October 8, 2019, and $1,000 per share of Series C Preferred Stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and United States government securities.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on the NYSE American under the trading symbol “IBIO.”

The following table sets forth the high and low sale prices for our common stock as reported by the NYSE American, as adjusted to reflect the one-for-ten reverse stock split of our issued and outstanding common stock which took effect on June 8, 2018. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions, and may not necessarily reflect actual transactions.

	High	Low
Year ended June 30, 2019:
First Quarter	$0.91	$0.64
Second Quarter	$1.05	$0.57
Third Quarter	$1.00	$0.75
Fourth Quarter	$0.91	$0.71

Year ended June 30, 2018:
First Quarter	$4.70	$2.60
Second Quarter	$3.86	$1.40
Third Quarter	$3.49	$1.55
Fourth Quarter	$2.29	$0.77

Holders

As of October 8, 2019, there were 93 holders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of June 30, 2019 as follows:

•	on an actual basis; and

•	as adjusted to give effect to the sale by us of 4,423,077 Shares, at an assumed offering price of $0.52 per Share, which is the last reported sale price of our common stock on the NYSE American on October 8, 2019 and 9,200 Series C Preferred Shares, at an offering price of $1,000 per Series C Preferred Share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information in conjunction the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the year ended June 30, 2019, which is incorporated by reference in the prospectus.

	As of June 30, 2019
	Actual As Adjusted(1)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$4,421	$15,198

Long-term liabilities	24,671	24,671
Stockholders’ equity
Preferred stock –par value $0.001; 1,000,000 shares authorized;	-	-
iBio CMO Preferred Tracking Stock; 1 share authorized, issued and outstanding as of both June 30, 2019 and June 30, 2018	-	-
Series A Convertible Preferred Stock - $1,000 stated value; 6,300 shares authorized; 3,987 and 6,210 shares issued and outstanding as of June 30, 2019 and June 30, 2018, respectively	-	-
Series B Convertible Preferred Stock - $1,000 stated value; 5,785 shares authorized; 5,785 shares issued and outstanding as of both June 30, 2019 and June 30, 2018
Common stock - $0.001 par value; 275,000,000 shares authorized; 20,152,458 and 16,040,126 shares issued and outstanding as of June 30, 2019 and June 30, 2018, respectively	20	20

Additional paid-in capital	108,295	119,072
Accumulated other comprehensive loss	(31)	(31)
Accumulated deficit	(105,821)	105,821
Noncontrolling interest	(6)	(6)
Total capitalization	$2,457	13,234

(1)	A $0.05 increase or decrease in the assumed public offering price of $0.52 per Share, which is the last reported sale price of our common stock on the NYSE American on October 8, 2019, and a $100 increase or decrease in the assumed public offering price of $1,000 per Series C Preferred Share, would increase or decrease, as appropriate, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.1 million, assuming the number of Shares and Series C Preferred Shares offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a 442,308 increase or decrease in the number of Shares and a 920 increase or decrease in the number of Series C Preferred Shares offered by us, based on the assumed public offering price of $0.52 per Share and the assumed public offering price of $1,000 per Series C Preferred Share, would increase or decrease our as adjusted cash and cash equivalents, total assets and total stockholders’ equity by approximately $1.2 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock shown above to be outstanding after this offering is based on 24,152,455 shares outstanding as of October 8, 2019 and excludes:

•	1,327,790 shares of common stock issuable upon exercise of stock options under our 2018 Omnibus Equity Incentive Plan, with a weighted-average exercise price $1.46 per share;

•	2,172,210 shares of common stock reserved for future issuance under our 2018 Omnibus Equity Incentive Plan;

•	any shares of common stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, under that certain common stock purchase agreement dated July 24, 2017, by and between the Company and Lincoln Park whereby Lincoln Park agreed to purchase up to an aggregate of $16,000,000 of our common stock from time to time over the 36-month term of the agreement (the “Lincoln Park Purchase Agreement” or “Purchase Agreement”); and

•	Shares of common stock that may be issued upon conversion of our previously issued shares of preferred stock or preferred stock to be issued in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Series A Preferred Shares are sold in this offering and whether and to what extent holders of Series A Preferred Shares convert their shares to common stock.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book deficit as of June 30, 2019 was $1,083,000, or $0.05 per share of our common stock. Historical net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2019.

After giving effect to the issuance and sale of 4,423,077 shares of our common stock in this offering at an assumed public offering price of $0.52 per share and 9,200 shares of Series C Preferred Stock at an assumed public offering price of $1,000 per share, and accompanying Warrants, the last reported sale price of our common stock on the NYSE American on  October 8, 2019, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value/deficit as of June 30, 2019 would have been $11.8 million, or $0.42 per share. This represents an immediate increase in net tangible book value per share of $0.36 to existing stockholders and immediate dilution of $0.10 per share to new investors purchasing common stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

(unaudited)
(amounts
in thousands
except share data)
Assumed public offering price per share of common stock	$0.52
As adjusted net tangible book value per share as of June 30, 2019, before this offering	1,083,000
Increase in pro forma net tangible book value per share attributable to new investors	10,777,500
As adjusted net tangible book value per share as of June 30, 2019, after giving effect to this offering	11,860,500
Dilution per share to investors in this offering	$0.10

Each $0.05 increase (decrease) in the assumed public offering price of $0.52 per share, the last reported sale price of our common stock on the NYSE American on October 8, 2019, would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $1.1 million, and the dilution per share to new investors purchasing shares in this offering by $0.07, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares to be issued in this offering. Each increase (decrease) of 442,308 shares of common stock offered by us would (increase) decrease our as adjusted net tangible book value per share by $1.1 million and the dilution per share to new investors purchasing shares in this offering by $0.07 assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the Underwriter at pricing.

If the Underwriter exercises its over-allotment option to purchase additional shares and/or Warrants in full, the as adjusted net tangible book value per share after this offering would be $0.47 per share, the increase in net tangible book value per share to existing stockholders would be $0.42 per share and the dilution to new investors purchasing shares in this offering would be $0.05 per share.

The number of shares of common stock shown above to be outstanding after this offering is based on 24,152,455 shares outstanding as of October 8, 2019 and excludes:

•	1,327,790 shares of common stock issuable upon exercise of stock options under our 2018 Omnibus Equity Incentive Plan, with a weighted-average exercise price $1.46 per share;

•	2,172,210 shares of common stock reserved for future issuance under our 2018 Omnibus Equity Incentive Plan;

•

any shares of common stock issuable to Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, under that certain common stock purchase agreement dated July 24, 2017, by and between the Company and Lincoln Park whereby Lincoln Park agreed to purchase up to an aggregate of $16,000,000 of our common stock from time to time over the 36-month term of the agreement; and

•	shares of common stock that may be issued upon conversion of shares of previously issued preferred stock or preferred stock issued in this offering.

To the extent that options or warrants are exercised, new options or other securities are issued under our equity compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Business

Overview

iBio is a full-service plant-based expression biologics CDMO equipped to deliver pre-clinical development through regulatory approval, commercial product launch and on-going commercial phase requirements. iBio’s FastPharmingTM expression system, iBio’s proprietary approach to plant-made pharmaceutical (PMP) production, can produce a range of recombinant products including monoclonal antibodies, antigens for subunit vaccine design, lysosomal enzymes, virus-like particles (VLP), blood factors and cytokines, scaffolds, maturogens and materials for 3D bio-printing and bio-fabrication, biopharmaceutical intermediates and others, as well as create and produce proprietary derivatives of pre-existing products with improved properties. We utilize our proprietary technologies and production facilities to provide product development and manufacturing services to clients, collaborators and third-party customers as well as developing our own product candidates.

iBio’s FastPharming™ platform includes transient transfection of plants and the use of transgenic plants for biologics development and manufacturing, as well as glycan engineering tools, and offers many benefits over the limitations of other expression systems, including:

•	Fast FastPharmingTM may shorten timelines to the clinic and move a program from gene sequence to protein production in weeks versus months

•	Economical No expensive, labor-intensive, and costly mammalian cell line development

•	Quality Production of consistent therapeutics to standards that are well accepted by global regulatory bodies

•	Scalable Fewer time-consuming scale-up challenges

•	Safe Inherently enhanced product safety profile

Þ	No animal products or animal-derived components are used at any point in FastPharmingTM

Þ	No inherent adventitious agents and no competency for agent replication

•	Customized N-glycosylation FastPharmingTM allows for N-glycosylation customization of products. Glycan engineering in plants affords greater control and may deliver increased product potency and quality

Our assets and capabilities include proprietary and transformative methods for the development, improvement, and production of biologics using hydroponically grown, transiently-transfected green plants. We harness the natural protein production capability plants use to sustain their own growth, and direct it, instead, to produce proteins for a range of applications. We and our collaborators have used our technologies successfully with a diverse range of product candidates including products against fibrotic diseases, vaccines, enzyme replacements, monoclonal antibodies, and recombinant versions of marketed products that are currently derived from human blood plasma. Our technologies have also been used to advance the development of certain products that have been commercially infeasible to develop with conventional technologies such as Chinese hamster ovary cell systems and microbial fermentation methods. We have also used our technologies to create and produce experimental, proprietary derivatives of pre-existing products with improved properties.

iBio CDMO services consist of the following core offerings:

Process Development	FastPharmingTM optimizes gene-expression, glycosylation, and purification parameters to deliver a robust process for an active pharmaceutical ingredient (API). iBio’s process development team is integrated with its manufacturing team to optimize processes and technology transfer.

cGMP Manufacturing	The FastPharmingTM system works at large-scale to easily and reliably deliver biologics in clinical trial or commercial quantities. iBio’s cGMP manufacturing facility was designed to provide highly flexible production schemes.

Aseptic Fill / Finish	iBio offers sterile aseptic fill/finish as part of its core process development and cGMP manufacturing services, as well as a stand-alone service for biopharmaceutical/CDMO bulk API manufacturers. In-line labelling allows serialization of vials and bottles for greater quality assurance of monoclonal antibodies, viral vectors, and other biologics.

Bio-Analytics	iBio’s analytical team provides method development and validation as part of its core process development and cGMP manufacturing services, while also performing these services on an ad hoc basis. An experienced analytical staff provides method development and validation support with expertise in protein characterization using mass spectrometry.

Quality & Regulatory	iBio and its selected contractors provide support through the entire drug development cycle, including e-publishing of FDA filings. Quality systems have been carefully constructed to meet cGMP requirements, and iBio can provide regulatory guidance (FDA, EMA and other regulatory bodies) given the team’s experience with therapeutic development.

Factory Solutions	iBio facilitates insourcing by designing and consulting on the building of a client’s own environmentally sustainable FastPharmingTM facility. iBio offers extensive training and complete transfer of process design and quality management systems under appropriate licensing agreements, allowing clients to quickly move into production upon the completion of their facility.

We expect to provide goods and services and participate in collaborative development programs with a diverse group of clients and collaborators to enable us to achieve positive cash flow from operations sufficient for use in developing our own product candidates and enabling us to participate in the success of selected products developed jointly with collaborators.

CDMO Facility

iBio CDMO LLC’s (“iBio CDMO”) operations take place in Bryan, Texas in a facility controlled by an affiliate of Eastern Capital Limited (“Eastern”), a stockholder of the Company, (referred as the “Sublandlord” or the “Second Eastern Affiliate”) as sublandlord. The facility is a Class A life sciences building located on land owned by the Texas A&M system designed and equipped for plant-made manufacture of biopharmaceuticals. The Sublandlord granted our subsidiary, iBio CDMO LLC (“iBio CDMO”), a 34-year lease for the facility. Commercial activities commenced in January 2016 with the large majority of efforts directed towards recommissioning the facility to help meet cGMP manufacturing standards and provisions for iBio’s core service offerings. The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as “in process inventory” and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year. The facility capacity can be doubled by adding additional plant growth equipment in a space already available for that purpose

On December 16, 2015, we formed iBio CDMO as a Delaware limited liability company to develop and manufacture plant-made pharmaceuticals. As of December 31, 2015, we owned 100% of iBio CDMO. On January 13, 2016, we entered into a contract manufacturing joint venture with an affiliate of Eastern (the “Eastern Affiliate”). The Eastern Affiliate contributed $15 million in cash for a 30% interest in iBio CDMO. We retained a 70% interest in iBio CDMO and granted iBio CDMO a non-exclusive license to use our proprietary technologies for research purposes and an exclusive U.S. license for manufacturing purposes. We retained the exclusive right to grant product licenses to those who wish to sell or distribute products made using our technology. On February 23, 2017, the Company entered into an exchange agreement with the Eastern Affiliate, pursuant to which the Company acquired substantially all of the interest held by the Eastern Affiliate in iBio CDMO and issued one share of the Company’s iBio CMO Preferred Tracking Stock, par value $0.001 per share. After giving effect to the transaction, the Company owns 99.99% of iBio CDMO. See Note 11 in the consolidated financial statements for a further discussion.

We have integrated into our iBio CDMO operations the rights iBio has obtained to certain patented and unpatented technologies developed for it by Novici Biotech LLC, a private biotechnology company (“Novici”), in addition to novel manufacturing methods and processes developed by iBio CDMO. These technologies, methods, and processes are applied by iBio CDMO to a variety of tasks performed for clients, collaborators, and for iBio itself, including product and process development, analytics, and manufacturing services.

iBio CDMO is promoting commercial collaborations with third parties on the basis of iBio’s technology advantages and the competitive efficiencies of its processes and plans to work with customers to achieve laboratory and pilot scale technical milestones that can form the basis of longer-term manufacturing business arrangements. iBio itself is a client of iBio CDMO for further IND advancement of its proprietary products beginning with IBIO-CFB03 for the treatment of a range of fibrotic diseases. Dependent upon the success of IND advancement, iBio will then work with iBio CDMO on the production of IBIO-CFB03 for clinical trials and, with clinical success, for commercial launch.

Product Candidate Pipeline

Another component of iBio’s strategy consists of potentially sharing in the successful development, advancement and commercialization of selected product candidates by our collaborators and licensees as well as advancing our own product candidates. We expect to accomplish this objective through both investments we make to acquire or develop our own proprietary product candidates and also by participating with select customers and collaborators in the value created through the development, with our technologies, and manufacture of their product candidates.  On an ongoing basis, we evaluate potential product candidate opportunities to which iBio technologies can add further value.

With respect to the development and commercialization of our own product candidates, our current pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including systemic scleroderma and idiopathic pulmonary fibrosis. IBIO-CFB03, based on exclusively in-licensed university patents and newer patent applications filed by iBio, is our lead therapeutic candidate being advanced for Investigational New Drug (“IND”) development.

Our research and development activities are directed and led by our President and by our Chief Scientific Officer and are either performed internally by iBio CDMO or outsourced to a third party. Our research and development work allows us to develop our product candidates, promote both the value of such product candidates and our technologies for licensing and product development purposes and uncover and pursue other strategic opportunities.

Fraunhofer

In 2003, we engaged the Fraunhofer organization (“Fraunhofer”), through its Fraunhofer Center for Molecular Biotechnology in Newark, Delaware (“CMB”), an unincorporated unit of Fraunhofer USA, Inc. operated as part of an institute of the German organization, the Fraunhofer Institute for Molecular Biology and Applied Ecology, as our outsourced research and development contractor. Fraunhofer was contractually obligated to provide iBio research and development services in the field of plant-based gene expression and protein products exclusively pursuant to agreements with us and our predecessor companies through 2014, and to use commercially reasonable efforts to enhance, improve and expand the technology for us. With the structural foundation of Fraunhofer’s exclusive obligations to us, we established a business model that we expected to enlarge and broaden the scope of applications of our platform technology and enhance the value of our retained commercial rights by leveraging certain funding received by Fraunhofer from governmental entities, NGOs and other similar organizations. Fraunhofer was obligated to develop our technology and to support iBio’s efforts to commercialize its technology. Based on the Fraunhofer commitments, our business model and plan contemplated licensing our technology to third parties and collaborating with third-party licensees, with Fraunhofer’s assistance as our research and development contractor, for product development using our proprietary technology and the Fraunhofer organization and their pilot plant facilities in Newark, Delaware for production of pre-clinical and clinical materials required for product approvals.

In 2014, we discovered conduct by Fraunhofer we believed constituted breaches of our contracts. Fraunhofer also refused to conduct technology transfer in further breach of our contracts. After efforts to amicably resolve these matters ended unsuccessfully, we initiated litigation against Fraunhofer based upon those discovered breaches. As additional allegations of misconduct by Fraunhofer emerged, we sought, and were permitted by the Court in 2017, to amend the lawsuit to include claims of fraud, conversion of our property by Fraunhofer for its own benefit, and other state law claims.

Discovery of these matters and Fraunhofer’s continued unwillingness to provide access and perform technology transfer, despite resolution efforts both within and outside the confines of the litigation, required us to eventually adopt a new business model, as detailed above, that was not dependent on Fraunhofer and its services. iBio’s new business model relies on our own manufacturing capabilities, together with access to and the use of other technology and other technology development capabilities independent of Fraunhofer. This new business plan was accomplished, in part, by the acquisition of the large manufacturing facility now controlled and operated by iBio, which includes human resources, laboratories, independent technology, and development and manufacturing facilities that enable us to develop and practice new plant-made biopharmaceutical technologies and self-develop experience without depending on Fraunhofer.

iBio and its contractors and collaborators have since been developing, acquiring and using other technology for the development and production of therapeutic proteins and vaccines and other recombinant proteins using transient gene expression in green plants.

iBio has rights to novel manufacturing methods and processes developed by iBio CDMO, as well as to certain patented and unpatented technologies developed for iBio by Novici. iBio’s investment in the creation of these new inventions and novel processes is ongoing and has led to the implementation of the new business model, as detailed above, that is not dependent on further performance of Fraunhofer’s obligations to iBio.

We own the technology and issued patents in the field of plant-based gene expression and protein products developed pursuant to the agreements with Fraunhofer. Our investments in the work of our contractors, collaborators and iBio CDMO in non-Fraunhofer derived technologies is not due to any doubt about our ownership of the Fraunhofer derived technologies, its original value, or our freedom to operate under the Fraunhofer-derived patents.

Our Business

FastPharmingTM

FastPharmingTM, iBio’s proprietary approach to plant-made pharmaceutical (PMP) production, includes transgenic plants, a transient expression system, and other technologies that can handle many of the complex and novel candidates emerging from clients’ and potential clients’ pipelines, resulting in higher overall product yields and increased downstream unit operation productivity, and the development of target product profiles with customized N-glycosylation.

Our Technologies – iBio Process Technologies, iBio Product Technologies

iBio owns technology developed pursuant to agreements with Fraunhofer as discussed in the Overview section above. iBio has now developed or acquired independent proprietary technologies to achieve specific product objectives. In addition to development work by iBio CDMO, iBio has engaged contractors other than Fraunhofer, including Novici, to develop proprietary technologies and manufacturing processes that the Company is protecting both through patent applications and as trade secrets.

We believe our technologies and capabilities offer advantages that are not available with conventional biopharmaceutical manufacturing systems. These include shorter and more efficient product development times and reduced production time and lower operating costs during full-scale manufacturing. Further, we believe that the capital investment required to create facilities that will manufacture proteins using the Company’s technologies will be substantially less than the capital investment that would be required for the creation of similar capacity facilities utilizing conventional manufacturing methods dependent upon animal cells, bacterial fermenters and chicken eggs. Operating costs in a manufacturing facility using iBio’s technologies are expected to be reduced significantly in comparison to conventional manufacturing processes due to the rapid nature of our production cycle and the elimination of the expenses associated with the operation and maintenance of bioreactors, fermenters, sterile liquid handling systems and other expensive equipment which is not required in connection with the use of the Company’s technologies. In addition, iBio’s technologies can be utilized in the area of glycan engineering in plants offering greater control and the potential to deliver increased product potency and quality.

Although the Company owns the patented iBioLaunch™ technology that arose out of the relationship with Fraunhofer and is entitled to use and prevent its use by others, the Company never received technology transfer from Fraunhofer to which the Company is entitled—including all of the know-how and data developed and accumulated during the period of its creation and use by Fraunhofer as the Company’s outsourced research and development contractor. Consequently, the Company now uses other plant-based technologies in ongoing programs. However, earlier work based on iBioLaunch™ technology was reported to demonstrate significant potential for plant-based technologies in comparison to Chinese hamster ovary (“CHO”) and other legacy methods. For example, iBioLaunch™-produced vaccine candidates against each of the H1N1 “Swine” flu virus, the H5N1 avian flu virus, the bacterial pathogen that causes anthrax, and a candidate to block transmission of the malaria pathogen were successfully tested in Phase 1 clinical trials. Bio-Manguinhos/Fiocruz, or Fiocruz, a unit of the Oswaldo Cruz Foundation, a central agency of the Ministry of Health of Brazil, originally sponsored initial development efforts of yellow fever vaccine candidates, using the iBioLaunch™ technology to replace the vaccine it currently makes in chicken eggs for the populations of Brazil and more than 20 other nations, and these candidates have been successfully tested in non-human primates.

iBio Process Technologies

Based upon the results of successful in vivo preclinical studies in well-established highly predictive animal models and results from feasibility studies and other discovery and development work we have performed, we believe that iBio’s technologies can produce therapeutic proteins, vaccines, and other recombinant proteins more efficiently, as measured by time, cost and yield, than current conventional biologics manufacturing methods. As awareness of these advantages increases, we expect broader adoption of iBio’s technologies by biologics market participants.

An additional advantage of iBio’s technologies includes successful production of proteins that are difficult or impossible to produce on a commercially practical basis with conventional systems. This unique capability has been demonstrated by production of a therapeutic product candidate which requires production and purification of the target protein that could not be feasibly accomplished with other systems. For companies developing proprietary product opportunities, challenges often include overcoming obstacles to efficient production of complex or multiple proteins with simultaneous control of enzymes that modify the properties of the desired end product. iBio technologies offer the flexibility and sophistication necessary to enable practical development of such complex products.

With iBio technologies, it is possible to produce laboratory quantities of product candidates in less than a month from identifying the protein of interest and to reduce the time required to complete additional steps to development and scale-up. This rapid production cycle makes our processes particularly well-suited for producing treatments and vaccines for pandemic diseases and for bioterror response. The rapid production cycle is also advantageous to researchers and others seeking to develop new products as a greater number of experiments can be conducted in any time period at a cost less than that associated with conventional expression systems.

Utilizing expression technology which is transient (occurring over a period of four to seven days after introducing a foreign gene), iBio technologies eliminate one of the time-consuming initial steps upon which other conventional expression technologies are dependent – namely, the need to isolate a high producing cell clone from millions of non-productive cells and then grow the clonal cells in a sterile fermenter to start the manufacturing process. This saves the year of process development time commonly associated with mammalian cell systems and eliminates the need for expensive fermenters and a sterile liquid-handling system to prevent bacterial, fungal, or viral contamination of the protein drug. In the iBio system, no animal- or human-derived materials are used, eliminating the risk of contamination by infectious agents. In place of such materials, normal green plants, grown under clean and controlled conditions, provide the biomass for pharmaceutical protein manufacturing. Because this entire process uses commonly available materials, we are not dependent on unique sources of raw material, nor are we limited to purchasing from single suppliers.

iBio process technologies have been established in iBio CDMO’s operations that begin with robotic seeding into an inert matrix for hydroponic growth, followed by automated infiltration of the young seedlings for gene expression and protein production. The iBio vectors are designed to bring foreign DNA to the nucleus of cells in the leaves of plants by allowing a vector and bacterial host to be introduced into the plant by “infiltrating” the bacterial vector host under a slight vacuum. The bacterial vector “launches” the foreign DNA into the plant nucleus, where it is coded into instructions that direct the plant’s own protein manufacturing apparatus to make foreign proteins. A clever arrangement of genes for plant viral enzymes causes these protein production instructions to be copied hundreds of thousands of times in each plant cell. Our proprietary gene transfer vectors combine the desirable features of the DNA mobilization plasmid of Agrobacterium tumefaciens with gene control elements taken from single-stranded RNA plant viruses.

Subsequent to the incorporation of the iBio vector in the plant tissues, protein synthesis is initiated and the target protein is produced over a period of four to seven days. The net effect of applying the iBio system is that the natural plant protein production capability becomes devoted to the expression of the desired gene, and the target protein rapidly accumulates to extremely high levels suitable for commercial use.

iBio Product Technologies

iBio has developed and acquired rights to patents and technologies associated with individual products such as our IBIO-CFB03 product candidate for fibrotic diseases. iBio has rights to certain patented and unpatented technologies developed by Novici, patented and unpatented inventions licensed from the University of Pittsburgh, and novel manufacturing methods and processes developed by iBio CDMO.

Application of iBio Technologies – Target Markets and Product Candidates

Target Markets and Commercialization Activities

We are actively engaged in efforts to commercialize our technologies and services. Our plan is to enter important markets through license and development agreements, commercial collaborations, and manufacturing contracts. Our current marketing efforts focus on those decision makers whom we expect will be attracted to the cost and efficiency advantages that may be obtained through use of our technologies and services. We believe that the advantages of our technologies and the efficiency and capabilities of our CDMO operations will enable us to compete effectively against the providers of other manufacturing systems that may be slower, more capital intensive and costlier to operate. We anticipate realizing revenues in connection with our development and manufacturing services, with licenses we may grant and technology transfer services we may provide.

In the United States and Europe, the robust ability of our technologies to favorably produce a wide range of protein types, including our ability to produce product candidates that are otherwise not feasible to commercially manufacture, offers us the opportunity to obtain value through exclusive, individual product licenses and development agreements which can be worldwide or geographically limited. In other geographic regions, such as Brazil, China and India, where the economies and middle classes are growing rapidly and decision-makers are building domestic biologics infrastructures, we anticipate entering into and deriving revenues from licenses and development agreements that may include multiple product categories to which our technology applies.

Additionally, we believe that governments and state corporations seeking to establish and maintain autonomous biodefense capabilities will also be attracted to the advantages realizable with our technologies. The market for biodefense countermeasures reflects continued awareness of the threat of global terror and bio-warfare activity as well as the need to have capacities to quickly manufacture both vaccines and therapeutics to a numerous and ever evolving list of biological agents that could be used to harm populations.

To enhance our success in the commercialization of our multiple technologies, we are engaging in efforts to advance select iBio sponsored product candidates. Our current internal efforts focus on the further development of a proprietary recombinant protein product candidate, IBIO-CFB03, for the treatment of systemic scleroderma, idiopathic pulmonary fibrosis, and other fibrotic diseases. We have selected this product candidate for further advancement on the basis of its individual commercial value and its value as representative of a class of products in an attractive market that may be successfully derived from iBio’s technologies. We believe that demonstration of successful utilization of technologies by each of us and our license partners will enhance market awareness of the broad applicability and potential advantages realizable with iBio’s technologies and capabilities and generate increased opportunities for us to realize value from these assets.

Product Candidates

Therapeutic Protein Product Candidates

Many classes of therapeutic proteins can be successfully produced using our proprietary technologies. They range from large and complex monoclonal antibodies to smaller proteins such as interferons, growth factors, and enzymes.

IBIO-CFB03, a Proprietary Product for Treatment of Fibrosis

iBio has exclusively licensed and is developing, with its technology, an innovative new product we have designated “IBIO-CFB03” for treatment of systemic sclerosis (SSC) and idiopathic pulmonary fibrosis (IPF), both fatal and incurable diseases. The total number of people affected by systemic sclerosis and IPF, while large in comparison to many biotechnology target markets, is small enough for iBio’s drug to qualify for the regulatory and financial benefits available under U.S. and European Orphan Drug incentives.

iBio’s candidate product has demonstrated efficacy in both animal disease models and through the reversal of fibrosis in human skin organ culture. Preclinical studies have established a strong safety profile for IBIO-CFB03 with no toxicity seen at concentrations well above the predicted effective doses. The drug is readily diffusible into organs and tissues and can reach its target site via several modes of administration. Systemic administration is effective at reducing skin and lung fibrosis. The anti-fibrotic effects of IBIO-CFB03 are observed even after the onset of fibrosis, suggesting that it is capable of reversing fibrosis—an effect not observed with any of the potential anti-fibrotic therapies that are currently in clinical use. Patients with existing fibrosis enter the clinic long after the onset of their disease, and thus do not benefit significantly from a drug used to prevent fibrosis rather than treat existing fibrosis.

Experimental drugs demonstrating efficacy against life-threatening diseases in early clinical trials are given higher priority review for marketing approval by regulatory agencies in the U.S. and Europe. In addition, both the U.S. and Europe offer financial and regulatory incentives for the development of new drugs for the treatment of smaller patient populations (Orphan Drugs), and such drugs can be approved for marketing faster and with less total investment than drugs that are intended to treat major diseases. iBio has obtained Orphan Drug designation for its drug candidate for systemic sclerosis.

Other Therapeutic Proteins

iBio evaluates addition product candidates from both universities and other companies as potential additions to its portfolio of proprietary product opportunities. In some cases, like with iBIO-CFB03, iBio will take a lead role in development. In other cases, iBio will, on a selective basis, provide the advantages of its technologies and facilities capabilities to third-party product developers in exchange for a minority interest in the product.

Vaccine Candidates

We and our collaborators have used our proprietary technologies to successfully express and demonstrate the feasibility of production of a broad array of vaccine candidates. We are currently developing for third parties, and evaluating the feasibility of developing, a number of vaccine candidates. However, vaccine products are not a category in which iBio expects to make significant financial investments. Rather, iBio expects its financial participation in novel vaccines to be through development agreements, manufacturing contracts, and royalties based on product or process patent licenses.

Biodefense Countermeasures

Our technologies have advantages that we believe are particularly well suited for the biodefense market. Speed of production and capability to produce both vaccines and therapeutic proteins and the potential to improve performance of vaccines through the application of iBio technologies are key features of biologics manufacturing systems that may be sought by governments and state corporations seeking to establish autonomous capabilities to protect their populations from bioterrorism threats.

Strategic Alliances and Collaborations

A significant component of our business plan is to enter into strategic alliances and collaborations with for-profit entities, governments, foundations, and others as appropriate to gain access to funding, capabilities, technical resources and intellectual property to further our development efforts, commercialize our technology and to generate revenues, including through the development and manufacture of products at iBio’s CDMO facility.

License Agreement with University of Natural Resources and Life Sciences, Vienna

On March 1, 2019, iBio entered into a non-exclusive license agreement with the University of Natural Resources and Life Sciences, Vienna, whereby iBio obtained a non-transferable license for certain technical information and biological materials related to certain Nicotiana benthamiana plants with modified N-glycosylation. The license agreement is set to expire on December 11, 2019.

Strategic Relationship with CC-Pharming Ltd.

In June 2018, iBio established a strategic commercial relationship with CC-Pharming Ltd. of Beijing, China (“CC-Pharming”) for joint development of products and manufacturing facilities for the Chinese biopharmaceutical market, utilizing iBio’s technology. The first product focus selected pursuant to the Master Joint Development Agreement executed between iBio and CC-Pharming will be a therapeutic antibody, with additional, mutually selected products to be added to the venture as it proceeds. Service fees will be payable by CC-Pharming to iBio. iBio will provide process development and manufacturing services at its Texas facility for initial product development, and will assist CC-Pharming in facility design and optimization for eventual manufacturing in China. CC-Pharming will manage all operations in China. iBio has granted a royalty bearing license to CC-Pharming related to the first product for the territory of China and any future arrangement regarding iBio’s participation and ongoing collaboration will be determined at a later date.

Collaboration with AzarGen Biotechnologies (Pty) Ltd

In May 2017, iBio and AzarGen Biotechnologies (Pty) Ltd (“AzarGen”), announced the expansion of their collaboration under a Memorandum of Understanding. Based in South Africa, AzarGen is a biotechnology company focused on developing human therapeutic proteins using advanced genetic engineering and synthetic biology techniques in plants. iBio successfully used its technologies and manufacturing capabilities to advance the development of AzarGen’s surfactant protein therapeutic through an initial assessment of production feasibility. AzarGen has modified its business plan and product priorities to initiate development of a “bio-better” version of a monoclonal antibody therapeutic product for the South African market and iBio expects to provide manufacturing services to AzarGen for this program.

Collaboration Agreement with The Texas A&M University System

In June 2016, iBio executed a joint development agreement with The Texas A & M University System (including Texas A & M University AgriLife Research, and the Texas A & M Institute of Infectious Animal Diseases (IIAD) (“TAMUS”), for the establishment of a collaborative program in plant-produced pharmaceuticals.

Collaboration with Fraunhofer Center for Molecular Biotechnology (“Fraunhofer”)

In 2003, as described in the Overview section above, we engaged Fraunhofer to perform research and development activities exclusively for iBio to further develop the iBioLaunch™ platform and support commercialization of iBio’s platform and other assets. iBio and Fraunhofer have been in litigation since early 2015 as a result of Fraunhofer’s alleged breaches of contract.

Fiocruz Collaboration and License

In January 2011, we entered into collaboration and granted a commercial, royalty-bearing license to Fiocruz for the use of our proprietary iBioLaunch™ technology in connection with the development, manufacture and commercialization by Fiocruz of certain vaccine products. Fiocruz, a unit of the Oswaldo Cruz Foundation, a central agency of the Ministry of Health of Brazil, is a leader in the production, development and commercialization in Latin America of vaccines, reagents and biopharmaceuticals. Additionally, Fiocruz, a certified World Health Organization provider to United Nations agencies, is a global leader in the manufacture of yellow fever vaccine. Fiocruz manufactures and exports yellow fever vaccine to over 60 countries. The World Health Organization has estimated that 200,000 unvaccinated people contract yellow fever each year, and approximately 30,000 die from the disease.

Pursuant to the terms of the collaboration and license agreement among iBio, Fraunhofer and Fiocruz, Fiocruz has the right to develop and commercialize yellow fever vaccine derived from the use of our iBioLaunch™ technology in Latin America, the Caribbean and Africa. Fiocruz will fund development of this vaccine product and if successfully developed and commercialized, iBio will receive royalty payments from the sales of the product in those territories. iBio has retained the right, which is sublicenseable, to commercialize the product in all other territories subject to payment of a royalty back to Fiocruz. Based upon Fraunhofer’s representations of relevant expertise, we engaged Fraunhofer as our subcontractor to perform these research and development services.

On June 12, 2014, Fiocruz, Fraunhofer and iBio executed an amendment to the Agreement (the “Amended Agreement”) which provided for the engagement of Fraunhofer as iBio’s subcontractor for revised research and development, work plans, reporting, objectives, estimated budget, and project billing process. The effect of the amendment resulted in a charge of approximately $1.007 million to general and administrative expenses for the noncollectibility of an accounts receivable from Fiocruz for revenues recorded for the year ended June 30, 2013 and a credit of approximately $1.007 million to research and development expenses and a corresponding adjustment to accounts payable relating to expenses accrued at June 30, 2013 owed to Fraunhofer.

For the year ended June 30, 2014, under the Amended Agreement, the Company recognized revenue of $205,000 for work performed for Fiocruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount — $205,000 – paid to Fraunhofer for that work.

For the year ended June 30, 2015, under the Amended Agreement, the Company recognized revenue of $1,851,000 for work performed for Fiocruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount — $1,851,000 – paid to Fraunhofer for that work.

For the year ended June 30, 2016, under the Amended Agreement, the Company recognized revenue of $758,000 for work performed for Fiocruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount — $758,000 – paid to Fraunhofer for that work.

For the year ended June 30, 2017, under the Amended Agreement, the Company recognized revenue of $137,000 for work performed for Fiocruz pursuant to the Amended Agreement by the Company’s subcontractor, Fraunhofer, and recognized research and development expenses of the same amount — $137,000 – $62,000 paid to Fraunhofer.

For the years ended June 30, 2019 and 2018, no revenues or research and development expenses were recognized under the Amended Agreement. At June 30, 2019 and 2018, there is an outstanding balance payable by the Company offset by an outstanding balance receivable due to the Company of $75,000.

iBio and Fiocruz are currently evaluating plans for further collaboration without prospective reliance on older Fraunhofer-derived technology and data.

Intellectual Property

We exclusively own the right to use intellectual property acquired by or developed at Fraunhofer for human health and certain veterinary and diagnostic applications. We also own intellectual property developed or acquired independently of Fraunhofer. In addition, we have an exclusive worldwide license agreement with the University of Pittsburgh covering U.S. and foreign patents and patent applications and related intellectual property owned by the University of Pittsburgh pertinent to the use of endostatin peptides for the treatment of fibrosis. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and products and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the U.S. and foreign jurisdictions to cover certain aspects of our technology.

We currently own some 26 U.S. patents and 68 international patents. We have an exclusive license to five U.S. patents and one application. Additionally, we have one international patent application allowed, as well as three U.S. and 15 international applications pending. International patents and applications include numerous foreign countries including Australia, Brazil, Canada, China, Hong Kong, India, Korea, Russia and several countries in Europe. We continue to prepare patent applications relating to our expanding technology in the U.S. and abroad.

The technology and products covered by our issued and pending patent applications are summarized below:

Technology and Product Patents (U.S.)

o	Virus-induced gene silencing in plants

o	Transient expression of foreign genes in plants

o	Production of foreign nucleic acids and polypeptides in sprout systems

o	Production of pharmaceutically active proteins in sprouted seedlings

o	Systems and method for clonal expression in plants

o	Recombinant carrier molecule for expression, delivery and purification of target polypeptides

o	Influenza antigens, vaccine compositions, and related methods

o	Plague antigens, vaccine compositions, and related methods

o	Influenza therapeutic antibodies

o	Trypanosomiasis vaccine

o	Anthrax antigens, vaccine compositions, and related methods

o	Use of endostatin peptides for the treatment of fibrosis

Pending Technology Patent Applications (U.S. and International)

o	Activation of transgenes in plants by viral vectors

o	Transient expression of proteins in plants

o	Thermostable carrier molecule

o	In vivo deglycosylation of recombinant proteins in plants

Pending Product Patent Applications (U.S. and International)

o	Antibodies

o	Influenza vaccines

o	Influenza therapeutic antibodies

o	Anthrax vaccines

o	Plague vaccines

o	HPV vaccines

o	Trypanosomiasis vaccine

o	Malaria vaccines

o	Endostatin fragments and variants for use in treating fibrosis

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies, and private and public research institutions. Our commercial opportunities will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we or our collaborators may develop based on the use of our technologies.

Our competition in the CDMO market includes a number of full-service contract manufacturers and large pharmaceutical companies offering third-party development and manufacturing services to fill their excess capacity. Large pharmaceutical companies have been seeking to divest portions of their manufacturing capacity, and any such divested businesses may compete with us in the future. In addition, most of our competitors may have substantially greater financial, marketing, technical or other resources than we do. Moreover, additional competition may emerge and may, among other things, result in a decrease in the fees paid for our services, which would affect our results of operations and financial condition.

While we believe that the potential advantages of our new technologies will enable us to compete effectively against other providers of technology for biologic product development and manufacturing, many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through arrangements with large and established companies, and this may reduce the value of our technologies for the purposes of establishing license agreements. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We expect to rely upon licensees, collaborators or customers for support in advancing certain of our drug candidates and intend to rely on additional work with our collaborators during our efforts to commercialize our product candidates. Our licensees, collaborators or customers may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Agreements with collaborators may not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates, therefore, may be subject to competition with a drug candidate under development by a customer.

There are currently approved vaccines and therapies for many of the diseases and conditions addressed by the product candidates our clients and collaborators may be developing or manufacturing or in our own pipeline. There are also a number of companies working to develop new drugs and other therapies for diseases of commercial interest to us that are undergoing various stages of testing including clinical trials. The key competitive factors affecting the success of our technologies for commercial product candidates are likely to be efficacy, safety profile, price, and convenience.

Government Regulation and Product Approval

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development, manufacturing and marketing of pharmaceutical drugs and vaccines. All of the vaccine and therapeutic products developed from our technologies will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs and vaccines are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the Food and Drug Administration (“FDA”) and regulatory authorities in other countries. In the U.S., various federal, and, in some cases, state statutes and regulations, also govern or impact the manufacturing, safety, labeling, storage, record-keeping and marketing of vaccines and pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations requires the expenditure of substantial resources. Regulatory approval, if and when obtained for any of our product candidates, may be limited in scope, which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved vaccines and drugs are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use, or in their withdrawal from the market.

Before any product candidates with potential immunization or therapeutic value may be tested in human subjects, we must satisfy stringent government requirements for preclinical studies. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of the product candidate. “In vitro” refers to tests conducted with cells in culture and “in vivo” refers to tests conducted in animals. Preclinical testing results obtained from studies in several animal species, as well as data from in vitro studies, are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial clinical trials. In the case of vaccine candidates, animal immunogenicity and immune protection tests must establish a sound scientific basis to believe that the product candidate may be beneficial when administered to humans.

An IND becomes effective automatically 30 days after receipt by the FDA, unless the FDA raises concern or questions about the conduct of the clinical trials as outlined in the IND prior to that time. In such an event, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials may proceed. For additional information on the most recent FDA regulations and guidance on vaccine and therapeutic product testing and approval, visit its website at http://www.fda.gov.

Any products we or a licensee manufactures or distributes under FDA approval are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with current cGMPs, which are the standards the FDA requires be met during the manufacturing of drugs and biologic products, and which impose procedural and documentation requirements upon us and any third-party manufacturers we utilize.

To the extent we conduct vaccine or therapeutic product development activities outside the United States, we will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our product candidates. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country. The product testing and clinical trial requirements that must be met before a product candidate may be marketed are substantial, time-consuming, and require investments of millions of dollars per product candidate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of October 8, 2019:

•	each person who is known by us to be the beneficial owner of 5% or more of our outstanding common stock;

•	each of our directors including our chief executive officer;

•	each of our other named executive officers; and

•	all of our current executive officers and directors as a group.

Except as otherwise noted in the footnotes below, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the securities indicated as beneficially owned.

	Number of		Percent of
	Shares		Shares
	Beneficially		Beneficially
Name and Address of Beneficial Owner (1)	Owned (2)		Owned (2)
5% Stockholders
Eastern Capital Limited	14,507,734	(3)	48.0%
Lincoln Park Capital / Joshua Scheinfeld	2,874,444	(4)	11.9%
LH Financial Services Corp.	1,944,444	(5)	8.0%
Iroquois Capital Management, LLC	1,666,666	(5)	6.9%

Directors
Robert B. Kay	103,096	(6)	0.4%
Glenn Chang	1,215	(7)	* %
Thomas F. Isett 3rd	-	(8)	-%
John McKey, Jr.	48,656	(9)	0.2%
Seymour Flug	-	(10)	-%
General James T. Hill	1,500	(11)	* %
Philip K. Russell, M.D.	-	(12)	-%

Other Executive Officers
Robert L. Erwin	-	(13)	-%
Terence E. Ryan, Ph.D.	-	(14)	-%
James Mullaney	-	(15)	-%

All current directors and executive officers as a group (10 persons)	154,467	(16)	0.6%

*	Ownership percentage less than 0.1%

(1)	The address of Eastern Capital Limited (“Eastern”) is Box 31363, Grand Cayman, E9 KY1 1206. The address of Lincoln Park Capital is c/o Lincoln Park Capital Fund, LLC, 440 North Wells Street, Suite 410, Chicago, IL 60654. The address of LH Financial Services Corp. is 150 Central Park South, New York, NY 10019. The address of Iroquois Capital Management, LLC is 641 Lexington Avenue, New York, NY 10022. The address of each of our directors and executive officers is c/o iBio, Inc., 600 Madison Avenue, Suite 1601, New York, New York 10022-1737.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. On October 8, 2019, there were 24,152,455 shares of common stock outstanding. Shares of common stock issuable under stock options that are exercisable within 60 days after October 8, 2019 are deemed outstanding and are included for purposes of computing the number of shares owned and percentage ownership of the person holding the option but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes (i) 8,457,734 shares of common stock and (ii) 6,050,000 shares of common stock underlying convertible Series B Preferred. Does not include 377,778 shares of common stock underlying convertible Series B Preferred as Eastern Capital Limited is limited to beneficial ownership of 48% by agreement.

(4)	Includes (i) 500,000 shares of common stock held by Mr. Scheinfeld, and (ii) 2,374,444 shares of common stock held by Lincoln Park Capital, of which Mr. Scheinfeld is the managing manager.

(5)	Includes (i) 1,777,777 shares of common stock and (ii) 166,667 shares of common stock underlying Series A Convertible Preferred.

(6)	Includes (i) 21,133 shares of common stock and (ii) 81,963 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager. Does not include 357,500 shares of common stock underlying stock options held by Mr. Kay that have yet to vest.

(7)	Does not include 86,750 shares of common stock underlying stock options that have yet to vest.

(8)	Does not include 50,000 shares of common stock underlying stock options that have yet to vest.

(9)	Does not include 94,250 shares of common stock underlying stock options that have yet to vest.

(10)	Does not include 75,500 shares of common stock underlying stock options that have yet to vest.

(11)	Does not include 86,750 shares of common stock underlying stock options that have yet to vest.

(12)	Does not include 84,500 shares of common stock underlying stock options that have yet to vest.

(13)	Does not include 232,500 shares of common stock underlying stock options that have yet to vest.

(14)	Does not include 22,500 shares of common stock underlying stock options that have yet to vest.

(15)	Does not include 11,250 shares of common stock underlying stock options that have yet to vest.

(16)	Does not include 1,101,500 shares of common stock underlying stock options that have yet to vest.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 275,000,000 shares of common stock, par value $0.001 per share, of which 24,152,455 shares were issued and outstanding as of October 8, 2019, and 1,000,000 shares of preferred stock, par value $0.001 per share, one of which is designated as iBio CMO Preferred Tracking Stock, par value, $0.001, per share, 6,300 of which are designated as Series A Convertible Preferred Stock, par value $0.001 per share and 5,785 of which are designated as Series B Convertible Preferred Stock, par value $0.001 per share. As of October 8, 2019, one share of iBio CMO Preferred Tracking Stock, 387 shares of Series A Preferred Stock and 5,785 shares of Series B Preferred Stock are issued and outstanding.

Provisions of our certificate of incorporation, as amended, our first amended and restated bylaws and provisions of applicable Delaware law may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable. Pursuant to our certificate of incorporation, as amended, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protect the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•       Diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•       Putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•       Effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation, as amended, also allows our Board of Directors to fix the number of directors in our bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation, as amended. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his, her or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $0.001 per share, and the Board of Directors is authorized to create one or more series of preferred stock, and to designate the rights, privileges, restrictions, preferences and limitations of any given series of preferred stock. Accordingly, the Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the Series A Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 6,300 shares of the 1,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock, par value $0.001 per share. The outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable. Each share of Series A Preferred Stock has a stated value of $1,000 per share.

Rank

The Series A Preferred Stock rank on parity to our common stock and Series B Preferred Stock and junior to our iBio CMO Preferred Tracking Stock described below under “Preferred Tracking Stock”.

Conversion

Each share of Series A Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price of $0.90. The conversion price is subject to adjustment if, at any time during the two (2) years following the first issuance of shares of Series A Preferred Stock, we issue any shares of common stock or options, warrants or other securities exercisable for or convertible into common stock at a price per share less than the conversion price in effect at such time. In such case the conversion price will be adjusted to the higher of the price per share in such subsequent issuance or $0.05. Certain exempt issuances, such as options to purchase common stock issued to officers, directors and employees pursuant to an option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, issuances of shares of common stock pursuant to convertible securities currently outstanding, and issuances of shares in connection with strategic transactions approved by a majority of our disinterested directors do not result in an adjustment to the conversion price.

Holders of Series A Preferred Stock are prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred Stock are entitled to receive the same amount that a holder of our common stock would receive if the Series A Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock and holders of Series B Preferred Stock.

Voting Rights

Holders of Series A Preferred Stock do not have the right to vote for members of the Company’s board of directors and do not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series A Preferred Stock, (c) increase the number of authorized shares of Series A Preferred Stock, (d) issue any shares of Series A Preferred Stock other than pursuant to the certificate of designation of preferences, rights and limitations of the Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Dividends

Shares of Series A Preferred Stock are not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

The Series A Preferred Stock are not listed on any national securities exchange or other nationally recognized trading system.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Series B Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series B Preferred Stock is qualified in its entirety by reference to the Series B Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 5,785 shares of the 1,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock, par value $0.001 per share. The outstanding shares Series B Preferred Stock are validly issued, fully paid and non-assessable. Each share of Series B Preferred Stock has a stated value of $1,000 per share.

Rank

The Series B Preferred Stock rank on parity to our common stock and Series A Preferred Stock and junior to our iBio CMO Preferred Tracking Stock described below under “Preferred Tracking Stock”.

Conversion

Each share of Series B Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to $0.90. The conversion price is subject to adjustment if, at any time during the two (2) years following the first issuance of shares of Series B Preferred Stock, we issue any shares of common stock or options, warrants or other securities exercisable for or convertible into common stock at a price per share less than the conversion price in effect at such time. In such case the conversion price will be adjusted to the higher of the price per share in such subsequent issuance or $0.05. Certain exempt issuances, such as options to purchase common stock issued to officers, directors and employees pursuant to an option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, issuances of shares of common stock pursuant to convertible securities currently outstanding, and issuances of shares in connection with strategic transactions approved by a majority of our disinterested directors do not result in an adjustment to the conversion price.

Holders of Series B Preferred Stock are prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 48% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series B Preferred Stock are entitled to receive the same amount that a holder of our common stock would receive if the Series B Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock and holders of Series A Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock do not have the right to vote for members of the Company’s board of directors and do not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series B Preferred Stock, (c) increase the number of authorized shares of Series B Preferred Stock, (d) issue any shares of Series B Preferred Stock other than pursuant to the certificate of designation of preferences, rights and limitations of the Series B Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Dividends

Shares of Series B Preferred Stock are not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series B Preferred Stock participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

We do not plan on making an application to list the Series B Preferred Stock on any national securities exchange or other nationally recognized trading system.

Preferred Tracking Stock

On February 23, 2017, our Board of Directors created a series of preferred stock, designated as the “iBio CMO Preferred Tracking Stock,” par value $0.001 per share (the “Preferred Tracking Stock”), out of our 1,000,000 authorized shares of preferred stock. On February 23, 2017, we filed with the Secretary of State of the State of Delaware a certificate of designation, preferences and rights of the Preferred Tracking Stock (the “Certificate of Designation”) which became effective on February 23, 2017, authorizing one share of Preferred Tracking Stock and establishing the designation, powers, preferences and rights of the Preferred Tracking Stock.

Dividends on Preferred Tracking Stock

The Preferred Tracking Stock accrues dividends at the rate of 2% per annum on the original issue price of $13 million per share. Accrued dividends are payable if and when declared by the Board of Directors, upon an exchange of the shares of Preferred Tracking Stock and upon a liquidation, winding up or deemed liquidation (such as a merger) of the Company. No dividend may be declared or paid or set aside for payment or other distribution declared or made upon our common stock and no common stock may be redeemed, purchased or otherwise acquired for any consideration by us unless all accrued dividends on all outstanding shares of Preferred Tracking Stock are paid in full.

Voting Rights of Preferred Tracking Stock

The holders of Preferred Tracking Stock, voting separately as a class, are entitled to approve by the affirmative vote of a majority of the shares of Preferred Tracking Stock outstanding any amendment, alteration or repeal of any of the provisions of, or any other change to, our certificate of incorporation, as amended, or the Certificate of Designation that adversely affects the rights, powers or privileges of the Preferred Tracking Stock, any increase in the number of authorized shares of Preferred Tracking Stock, the issuance or sale of any additional shares of Preferred Tracking Stock or any securities convertible into or exercisable or exchangeable for Preferred Tracking Stock, the creation or issuance of any shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Tracking Stock, or the reclassification or alteration of any of our existing securities that are junior to or pari passu with the Preferred Tracking Stock, if such reclassification or alteration would render such other security senior to the Preferred Tracking Stock. Except as required by applicable law, the holders of Preferred Tracking Stock have no other voting rights.

Exchange of Preferred Tracking Stock

At our election or the election of holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CDMO. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CDMO. In addition, such exchange will take effect upon a change in control of iBio CDMO.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) 4,423,077 Shares of our common stock, (ii)  9,200 shares of our Series C Preferred Stock and (iii) Warrants to purchase up to 44,230,769 shares of our common stock. Each Share of common stock is being sold together with two warrants, one Series A Warrant with an expiry date of on the second anniversary of the original issuance date, to purchase one share of common stock (the “Two Year Warrants”) and one Series B Warrant with an expiry date on the seventh anniversary of the original issuance date, to purchase one share of common stock (the “Seven Year Warrants”). In addition, each of Series C Preferred Share is being sold together with Two Year Warrants to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share and Seven Year Warrants to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share. The Two Year Warrants and Seven Year Warrants may be referred to in this prospectus as “Warrants”.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor subject to the rights of preferred stockholders. We do not intend to pay any cash dividends to the holders of common stock and anticipate reinvesting our earnings. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to common stock.

Series C Convertible Preferred Stock

The following is a summary of the material terms of the Series C Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series C Preferred Stock is qualified in its entirety by reference to the Series C Preferred Stock, the form of which shall be filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to 9,200 shares of the 1,000,000 authorized shares of preferred stock as Series C Convertible Preferred Stock, par value $0.001 per share. The outstanding shares of Series C Preferred Stock are validly issued, fully paid and non-assessable. Each share of Series C Preferred Stock has a stated value of $1,000 per share.

Rank

The Series C Preferred Stock rank on parity to our common stock, Series A Preferred Stock and Series B Preferred Stock, and junior to our iBio CMO Preferred Tracking Stock described below under “Preferred Tracking Stock”.

Conversion

Each share of Series C Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the public offering price of the common stock in this offering. The conversion price is subject to adjustment if, at any time during the two (2) years following the first issuance of shares of Series C Preferred Stock, we issue any shares of common stock or options, warrants or other securities exercisable for or convertible into common stock at a price per share less than the conversion price in effect at such time. In such case the conversion price will be adjusted to the higher of the price per share in such subsequent issuance or $0.05. Certain exempt issuances, such as options to purchase common stock issued to officers, directors and employees pursuant to an option plan duly adopted by a majority of the non-employee members of our Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, issuances of shares of common stock pursuant to convertible securities currently outstanding, and issuances of shares in connection with strategic transactions approved by a majority of our disinterested directors do not result in an adjustment to the conversion price.

Holders of Series C Preferred Stock are prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series C Preferred Stock are entitled to receive the same amount that a holder of our common stock would receive if the Series C Preferred Stock were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock, holders of Series A Preferred Stock and holders of Series B Preferred Stock.

Voting Rights

Holders of Series C Preferred Stock will not have the right to vote for members of the Company’s board of directors and do not vote on an as-converted to common stock basis for matters brought before the Company’s common stockholders. The affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock is required to, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series C Preferred Stock, (c) increase the number of authorized shares of Series C Preferred Stock, (c) issue any shares of Series C Preferred Stock other than pursuant to the certificate of designation of preferences, rights and limitations of the Series C Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Shares of Series C Preferred Stock are not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series C Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

The Series C Preferred Stock will not be listed on any national securities exchange or other nationally recognized trading system.

Warrants

Each Share of common stock is being sold together with two warrants, one Series A Warrant with an expiry date of on the second anniversary of the original issuance date, to purchase one share of common stock (the “Two Year Warrants”) and one Series B Warrant with an expiry date on the seventh anniversary of the original issuance date, to purchase one share of common stock (the “Seven Year Warrants”). In addition, each Series C Preferred Share is being sold together with Two Year Warrants to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share and Seven Year Warrants to purchase one share of common stock for each share of common stock issuable upon conversion of the Series C Preferred Share. The Two Year Warrants and Seven Year Warrants may be referred to in this prospectus as “Warrants”. Other than their expiry dates and the call option applicable to the Two Year Warrants described below under “Call Option”, the Two Year Warrants and Seven Year Warrants have the same terms. The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the forms of which is filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of Warrants for a complete description of the terms and conditions of the Warrants.

Form

The Warrants will be issued as individual warrant agreements to investors.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to $      per share (representing 110% of the public offering price). The Warrants will be immediately exercisable. The Seven Year Warrants will expire on the seventh anniversary of the original issuance date and the Two Year Warrants will expire on a date that is on the second anniversary of the original issuance date. The Warrants contain price protection for certain issuances of common stock or common stock equivalents below the initial exercise price. If we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrants will be decreased to equal such lesser price. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans. In addition, the exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants will be issued separately from the common stock and Series C Preferred Stock and may be transferred separately immediately thereafter.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants to a maximum of 9.99%. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our Board (but not in a fundamental transaction which is not approved by our Board), the Warrant holders have the right to require us or a successor entity to redeem the Warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrant on the date of the consummation of the fundamental transaction.

Call Option

If there is a registration statement that covers the resale of the shares underlying the Two Year Warrants and other conditions are satisfied, we have the option to “call” for the cancellation of any or all of the Two Year Warrants, from time to time, by giving a call notice to the holder only after any 5-consecutive trading day period during which the daily VWAP of the common stock is not less than 200% of the offering price of the Shares in this offering. During the call period, the holder may exercise the Two Year Warrant and purchase the called common stock underlying the Two Year Warrant. If the holder fails to timely exercise the any portion of the Two Year Warrant subject to the relevant call notice during the call period, our sole remedy will be to cancel an amount of called shares of common stock underlying the Two Year Warrant equal to such shortfall, with the Two Year Warrant no longer being exercisable with respect to such shares of common stock. The call period is a period of 30 trading days following the date on which the call notice is given.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation.

As permitted under Delaware law, our By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a Non-U.S. Holder’s particular circumstances or to a Non-U.S. Holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or government organizations;

•	brokers of or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock;

•	certain United States expatriates, citizens or former long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	real estate investment trusts or regulated investment companies;

•	pension plans;

•	partnerships, or other entities or arrangements treated as partnerships for United States federal income tax purposes, or investors in any such entities;

•	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	integral parts or controlled entities of foreign sovereigns;

•	tax-qualified retirement plans;

•	controlled foreign corporations;

•	passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax; or

•	persons that acquire our common stock as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for United States federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the United States federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any United States state or local or any non-United States or other taxing jurisdiction or under any applicable tax treaty.

Definition of a Non-U.S. holder

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock that is not a “U.S. person,” and is not a partnership, or an entity disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As discussed in the section entitled “Market Price and Dividend Information” beginning on page 29 of this prospectus, we do not anticipate paying any dividends on our capital stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for United States income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “Gain on Sale or Other Disposition of Common Stock” section. Any such distributions would be subject to the discussions below regarding back-up withholding and Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN (generally including a United States taxpayer identification number), IRS Form W-8-BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business within the United States and that are not eligible for relief from United States (net basis) income tax under the business profits article of an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under the business profits article of a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under the business profits article of an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items;

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax as long as our common stock is regularly traded on an established securities market and such Non-U.S. Holder does not, actually or constructively, hold more than five percent of our common stock at any time during the applicable period that is specified in the Code. If the foregoing exception does not apply, then if we are or were to become a USRPHC a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to U.S. persons (as defined in the Code).

Backup Withholding and Information Reporting

Generally, we must file information returns annually to the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a Non-U.S. Holder may be subject to additional information reporting and backup withholding at a current rate of 24% unless such Non-U.S. Holder establishes an exemption, for example by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or another appropriate version of IRS Form W-8 (or a successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-United States entities. The legislation imposes a 30% withholding tax on dividends on, or, on or after January 1, 2019, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular United States federal, state and local and non-United States tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and the Underwriter intend to enter into an underwriting agreement with respect to the Shares, Series C Preferred Shares and Warrants being offered. Subject to certain conditions, pursuant to the Underwriter agrees to purchase the number of Shares, Series C Preferred Shares and Warrants indicated in the following table.

Underwriter	Number of Shares	Number of Series C Preferred Shares	Number of Two Year Warrants	Number of Seven Year Warrants
A.G.P./Alliance Global Partners
Total

The underwriters have agreed to purchase all the securities offered by us other than those covered by the over-allotment option to purchase additional securities described below, if it purchases any such securities, and the underwriters’ obligations are several, which means that the underwriters are required to purchase a specific number of shares of common stock, shares of Series C Preferred Stock, and/or accompanying Warrants but are not responsible for the commitment of any other underwriter to purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by the Representative’s counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Shares sold by the Underwriter to the public will initially be offered at the public offering price per Share of $   . The Series C Preferred Shares sold by the Underwriter to the public will initially be offered at a public offering price per Series C Preferred Share of $1,000. If all the Shares, Series C Preferred Shares and Warrants are not sold at their respective offering prices, the Underwriter may change the offering prices and the other selling terms in agreement with the Company.

Underwriting Discounts and Commissions

The following table shows the underwriting discounts and commissions that we are to pay to the Underwriter in connection with this offering, as well as the proceeds to us, before expenses. These amounts are shown assuming both no exercise and full exercise of the Underwriter’s over-allotment option to purchase additional shares of common stock.

	Per Share	Per Series C Preferred Share	Per Warrant	No Exercise of Over- allotment option Total	Full Exercise of Over- allotment option Total
Public Offering Price		$1,000
Underwriting discounts and commissions paid(1)
Underwriter discounts and commissions paid (pre-existing relationship investors)(2)
Proceeds to us, before expenses

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $50,000.

We will also reimburse the Underwriter an aggregate of $135,000 for expenses incurred in this offering, including the reasonable fees and expenses of legal counsel.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to 3,317,308 additional Shares of common stock and/or additional Two Year Warrants and/or Seven Year Warrants at the public offering price per share of common stock and/or Warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or Warrants to purchase common stock are purchased pursuant to the over-allotment option, the underwriters will offer these Shares of common stock and/or Warrants to purchase common stock on the same terms as those on which the other securities are being offered.

Additional Compensation

As additional compensation, we have agreed to issue the Underwriter or its designees, at the closing of this offering and any exercise of the Underwriter’s over-allotment option, as applicable, shares of our common stock equal to 2% of the aggregate Shares, shares of common stock issuable upon conversion of Series C Preferred Shares sold in this offering, and any Shares issued upon exercise of the Underwriter’s over-allotment option. Except as provided in Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(g)(2), such shares have been deemed underwriting compensation by FINRA and shall not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, pursuant to FINRA Rule 5110(g)(1).

Indemnification

We intend to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.

Lock-Ups

We, our officers and directors, and certain of our other stockholders intend to agree that, for a period of ninety (90) days from the date of this prospectus, we and they will not, subject to limited exceptions, without the prior written consent of the Underwriter, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.

The NYSE American Listing

The Shares are listed on the NYSE American under the symbol “IBIO”.

Expenses and Reimbursements

We estimate that our portion of the total expenses of this offering will be $50,000, excluding underwriting discounts, commissions and expenses of the underwriter that we have agreed to reimburse. We have agreed to reimburse the Underwriter $135,000 for expenses incurred in this offering, including expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority, or FINRA.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the Underwriter may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Underwriter’s over-allotment option to purchase additional shares and/or warrants, and stabilizing purchases.

•	Short sales involve secondary market sales by the Underwriter of a greater number of shares than it is required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the Underwriter’s over-allotment option to purchase additional Shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the Underwriter’s over-allotment option to purchase additional Shares.

•	Covering transactions involve purchases of shares either pursuant to the Underwriter’s over-allotment option to purchase additional Shares or in the open market in order to cover short positions.

•	To close a naked short position, the Underwriter must purchase shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the Underwriter must purchase shares in the open market or must exercise its over-allotment option to purchase additional Shares. In determining the source of shares to close the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the Underwriter’s over-allotment option to purchase additional shares of common stock.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our common stock. The Underwriter may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriter may conduct these transactions on the NYSE American, in the over-the-counter market or otherwise. If the Underwriter commences any of these transactions, it may discontinue them at any time.

Electronic Distribution

In connection with the offering, the Underwriter or certain other securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The Underwriter is a full service financial institution engaged in various activities, which may include securities trading, investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Passive Market Making

In connection with this offering, the Underwriting may also engage in passive market making transactions in the shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, Series C Preferred Stock or Warrants, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock, Series C Preferred Stock or Warrants in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock, Series C Preferred Stock and Warrants may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock, Series C Preferred Stock or Warrants may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Underwriter may arrange to sell the common stock, Series C Preferred Stock or Warrants offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

LEGAL MATTERS

The legality of the securities offered hereby has been passed on for us by Andrew Abramowitz, PLLC, New York, New York. Certain legal matters in connection with this offering will be passed on for the Underwriter by Sullivan & Worcester LLP, New York, New York

EXPERTS

The consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2019 and 2018, and for the years then ended, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been so included in reliance on the audit report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, of CohnReznick LLP, an independent registered public accounting firm, incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, given the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information without charge at the public reference facilities of the SEC at the SEC’s Public Reference Room located at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov). The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at http://www.sec.gov.

We also make our annual, quarterly and current reports, proxy statements and other information free of charge on our investor website, https://ir.ibioinc.com/sec-filings, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at https://ir.ibioinc.com/.

We have filed a Registration Statement on Form S-1 under the Securities Act covering the sale of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

DOCUMENTS INCORPORATED BY REFERENCE

 The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the year ended June 30, 2019 (Commission File No. 001-35023).
•	Current Report on Form 8-K filed with the SEC on October 10, 2019 (Commission File No. 001-35023).

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus, but not delivered with this prospectus. Any request may be made by writing or telephoning us at the following address or telephone number:

iBio, Inc.

Attention: Investor Relations

600 Madison Avenue, Suite 1601

New York, NY 10022

302-355-9452

ir@ibioinc.com

You may also access the documents incorporated by reference into this prospectus at our website address at https://ir.ibioinc.com/sec-filings. The other information and content contained on or linked from our website are not part of this prospectus.

4,423,077 Shares of Common Stock,

9,200 Shares of Series C Preferred Stock,

22,115,385 Series A Warrants to Purchase Common Stock

and

22,115,385 Series B Warrants to Purchase Common Stock

PROSPECTUS

Sole Book-Running Manager

A.G.P.

             , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates:

Registration Fees	$4,776.64
Federal Taxes	-
State Taxes	-
Legal Fees and Expenses	35,000
Printing and Engraving Expenses	8,000
Blue Sky Fees	3,000
Accounting Fees and Expenses	20,000
Miscellaneous	5,000
Total	$75,776

We will pay all expenses incurred in connection with the registration of the shares covered by this prospectus. Brokerage commissions, underwriters’ fees, discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares covered by the alternate prospectus will be borne by the selling stockholders.

Item 14.	Indemnification of Directors and Officers.

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•	advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, the By-laws contain a provision indemnifying directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that we have entered into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Item 15.	Recent Sales of Unregistered Securities

On June 8, 2018 the Company effected a 1 for 10 reverse stock split of its common stock. The number of shares and share prices in this Item 15 have been retroactively adjusted reflect the reverse split of our common stock as if it had occurred at the beginning of the earliest period presented.

The Lincoln Park Transaction

On July 24, 2017, the Company entered into a purchase agreement and a registration rights agreement with an institutional investor, Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company, providing for the purchase of up to $16.0 million worth of the Company’s common stock, $0.001 par value per share, over the 36-month term of the purchase agreement. In connection therewith and as contemplated by the purchase agreement, on July 24, 2017, the Company sold 250,000 newly issued shares of its common stock, valued at $4.00 per share, to Lincoln Park for $1,000,000 in cash and issued 120,000 shares of its common stock to Lincoln Park pursuant to the terms of the purchase agreement as consideration for its commitment to purchase shares under the purchase agreement. The table below sets forth the additional sales of common stock made by the Company to Lincoln Park pursuant to the Purchase Agreement since July 24, 2017.

Date of Purchase	Shares of Common Stock	Per Share Purchase Price	Aggregate Gross Proceeds to the Company
March 5, 2018	10,000	$1.182	$18,250.00
March 7, 2018	10,000	$1.186	$18,610.00
March 9, 2018	10,000	$1.195	$19,520.00
March 13, 2018	10,000	$1.198	$19,850.00
March 15, 2018	10,000	$2.213	$21,310.00
March 19, 2018	10,000	$2.237	$23,750.00

The Company may, from time to time and at its sole discretion, direct Lincoln Park to purchase shares of its common stock in amounts up to 10,000 shares on any single business day, subject to a maximum of $1,000,000 per purchase, plus other “accelerated amounts” and/or “additional amounts” under certain circumstances. There are no trading volume requirements or restrictions under the purchase agreement, and the Company will control the timing and amount of any sales of its common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the purchase agreement will be based on the market price of the Company’s common stock preceding the time of sale as computed under the purchase agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. The Company may at any time in its sole discretion terminate the purchase agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement or the registration rights agreement entered into in connection with the purchase agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the purchase agreement.

Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

iBio CMO Preferred Tracking Stock

On February 23, 2017, the Company entered into an exchange agreement with Bryan Capital Investors LLC, the minority owner of the Company’s subsidiary iBio CDMO LLC and an affiliate of Eastern Capital Limited, a stockholder of the Company, pursuant to which the Company acquired substantially all of the interest in iBio CDMO LLC held by Bryan Capital Investors LLC and issued one share of a newly created iBio CDMO Preferred Tracking Stock, par value $0.001 per share (the “Preferred Tracking Stock”), to Bryan Capital Investors LLC at an original issue price of approximately $12.5 million. At the election of the Company or holders of a majority outstanding shares of Preferred Tracking Stock, each outstanding share of Preferred Tracking Stock may be exchanged for 29,990,000 units of limited liability company interests of iBio CDMO LLC. Such exchange may be effected only after March 31, 2018, or in connection with a winding up, liquidation or deemed liquidation (such as a merger) of the Company or iBio CDMO LLC. In addition, such exchange will take effect upon a change in control of iBio CDMO LLC.

The share of Preferred Tracking Stock issued to Bryan Capital Investors LLC under the Exchange Agreement was issued in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules

Exhibits filed with this Registration Statement on Form S-1 or incorporated by reference from other filings are as follows:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
1.2	Underwriting Agreement, dated November 29, 2017, by and between iBio, Inc. and Aegis Capital Corp. (13)
1.3	Amended and Restated Underwriting Agreement, dated November 30, 2017, between iBio, Inc. and Aegis Capital Corp. (14)
1.4	Underwriting Agreement, dated June 21, 2018, by and between iBio, Inc. and A.G.P./Alliance Global Partners (15)
3.1	Certificate of Incorporation of the Company (1)
3.2	Certificate of Amendment of the Certificate of Incorporation of the Company (16)
3.3	First Amended and Restated Bylaws of the Company (2)
3.4	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (3)
3.5	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of iBio, Inc. (17)
3.6	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of iBio, Inc. (17)
3.7	Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock of iBio, Inc.*
4.1	Form of Common Stock Certificate (4)
4.2	Registration Rights Agreement, dated July 24, 2017, between the Company and Lincoln Park Capital Fund, LLC (5)
4.3	Form of Series A Warrant to Purchase Common Stock*
4.4	Form of Series B Warrant to Purchase Common Stock*
5.1	Opinion of Andrew Abramowitz, PLLC*
10.1	Technology Transfer Agreement, dated as of January 1, 2004, between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. as amended (6)
10.2	Ratification dated September 6, 2013 of Terms of Settlement by and between the Company and Fraunhofer USA Center for Molecular Biotechnology, Inc. (7)+
10.3	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 3,500,000 shares of common stock (8)
10.4	Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 6,500,000 shares of common stock (8)
10.5	Amendment, dated June 26, 2018, to Share Purchase Agreement, dated January 13, 2016, between iBio, Inc. and Eastern Capital Limited, for the purchase of 6,500,000 (pre-split) shares of common stock (17)

10.6	Amended and Restated Limited Liability Company Operating Agreement of iBio CMO LLC, dated January 13, 2016, between the Company, Bryan Capital Investors LLC and iBio CMO LLC (9)
10.7	License Agreement, dated January 13, 2016, between the Company and iBio CMO LLC (9)
10.8	Sublease Agreement, dated January 13, 2016, between College Station Investors LLC and IBIO CMO LLC (9)
10.9	Exchange Agreement, dated February 23, 2017, between iBio, Inc. and Bryan Capital Investors LLC (10)
10.10	Amendment No. 1, dated February 23, 2017, to the Amended and Restated Limited Liability Company Agreement of iBio CMO LLC, dated January 13, 2016, between iBio, Inc. and Bryan Capital Investors LLC (10)
10.11	Offer Letter, dated December 30, 2016, between iBio, Inc. and James P. Mullaney (11)
10.12	Purchase Agreement, dated July 24, 2017 between the Company and Lincoln Park Capital Fund, LLC (5)
10.13	2018 Omnibus Equity Incentive Plan, effective December 18, 2018 (12)
10.14	Form of Directors and Officer Indemnification Agreement (18)
21	Subsidiaries of Registrant (12)
23.1	Consent of Independent Registered Public Accounting Firm *
23.2	Included in Exhibit 5.1.*
24.1	Powers of Attorney (included on signature page to this Registration Statement)

(1)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2018 (Commission File No. 001-35023).

(2)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2009 (Commission File No. 000-53125).

(3)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (Commission File No. 001-35023)

(4)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on July 11, 2008 (Commission File No. 000-53125)

(5)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2017 (Commission File No. 001-35023).

(6)	Incorporated herein by reference to the Company’s Form 10-12G filed with the SEC on June 18, 2008 Commission File No. 000-53125).
(7)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on September 30, 2013 (Commission File No. 001-35023).

(8)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2016 (Commission File No. 000-35023).

(9)	Incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 22, 2016 (Commission File No. 001-35023).

(10)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2017 (Commission File No. 001-35023).

(11)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2017 (Commission File No. 001-35023).

(12)	Incorporated herein by reference to the Company’s Annual Report on Form 10-K filed with the SEC on August 26, 2019 (Commission File No. 001-35023).

(13)	Incorporated herein by reference to the Company’s Quarterly Report on Form 8-K filed with the SEC on November 29, 2017 (Commission File No. 001-35023).

(14)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 1, 2017 (Commission File No. 001-35023).
(15)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2018 (Commission File No. 001-35023).

(16)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2018 (Commission File No. 001-35023).

(17)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 27, 2018 (Commission File No. 001-35023).
(18)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2019 (Commission File No. 001-35023)

*	Filed herewith.

+	Confidential treatment requested as to certain portions, which portions have been separately filed with the SEC.

Item 17.	Undertakings.

(a) We hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, iBio, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on October 11, 2019.

IBIO, INC.

By:	/s/ Robert B. Kay
Robert B. Kay
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of the Registrant, iBio, Inc., a Delaware corporation, hereby severally and individually constitute and appoint Robert B. Kay, Chief Executive Officer and James P. Mullaney, Chief Financial Officer, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Kay	Chief Executive Officer and Director (Principal Executive Officer)	October 11, 2019
Robert B. Kay

/s/ James P. Mullaney	Chief Financial Officer (Principal Financial and Accounting Officer)	October 11, 2019
James P. Mullaney

*	Director	October 11, 2019
General James T. Hill (Ret.)

*	Director	October 11, 2019
Glenn Chang

*	Director	October 11, 2019
John D. McKey, Jr.

*	Director	October 11, 2019
Philip K. Russell, M.D.

*	Director	October 11, 2019
Seymour Flug

	Director	October 11, 2019
Tom Isett

By:   /s/ Robert B. Kay

 Robert B. Kay

 Attorney-in Fact